EXHIBIT 99.2

Enterprise Products GP, LLC

Consolidated Balance Sheet at December 31, 2008
and Report of Independent Registered Public Accounting Firm

ENTERPRISE PRODUCTS GP, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Enterprise Products GP, LLC
Houston, Texas

We have audited the accompanying consolidated balance sheet of Enterprise Products GP, LLC and subsidiaries (the “Company”) at December 31, 2008.  This consolidated financial statement is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company at December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 3 to the consolidated balance sheet, the accompanying consolidated balance sheet has been retrospectively adjusted for the adoption of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”  (“SFAS 160”).

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 2, 2009
(July 6, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1 and 3)

ENTERPRISE PRODUCTS GP, LLC
CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008
(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$35,486
Restricted cash	203,789
Accounts and notes receivable – trade, net of allowance
for doubtful accounts of $15,123	1,185,515
Accounts receivable – related parties	57,602
Inventories	362,815
Derivative assets	202,826
Prepaid and other current assets	111,773
Total current assets	2,159,806
Property, plant and equipment, net	13,154,774
Investments in and advances to unconsolidated affiliates	953,541
Intangible assets, net of accumulated amortization of $429,872	855,416
Goodwill	706,884
Deferred tax asset	355
Other assets	126,860
Total assets	$17,957,636

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable – trade	$300,532
Accounts payable – related parties	39,603
Accrued product payables	1,142,370
Accrued expenses	48,772
Accrued interest	151,873
Derivative liabilities	287,161
Other current liabilities	252,892
Total current liabilities	2,223,203
Long-term debt: (see Note 12)
Senior debt obligations – principal	7,813,346
Junior subordinated notes – principal	1,232,700
Other	62,364
Total long-term debt	9,108,410
Deferred tax liabilities	66,060
Other long-term liabilities	81,374
Commitments and contingencies
Equity: (see Note 13)
Member’s interest	526,671
Accumulated other comprehensive loss	(2,005)
Total member’s equity	524,666
Noncontrolling interest	5,953,923
Total equity	6,478,589
Total liabilities and equity	$17,957,636

See Notes to Consolidated Balance Sheet.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO CONSOLIDATED BALANCE SHEET
AT DECEMBER 31, 2008

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Note 1.  Company Organization

Company Organization

Enterprise Products GP, LLC is a Delaware limited liability company that was formed in April 1998 to become the general partner of Enterprise Products Partners L.P.  The business purpose of Enterprise Products GP, LLC is to manage the affairs and operations of Enterprise Products Partners L.P.  At December 31, 2008, Enterprise GP Holdings L.P. owned 100% of the membership interests of Enterprise Products GP, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “the Company” are intended to mean and include the business and operations of Enterprise Products GP, LLC, as well as its consolidated subsidiaries, which include Enterprise Products Partners L.P. and its consolidated subsidiaries.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries.  Enterprise Products Partners is a publicly traded Delaware limited partnership, the registered common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPD.”  References to “EPGP” mean Enterprise Products GP, LLC, individually as the general partner of Enterprise Products Partners, and not on a consolidated basis.  Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”).  Enterprise Products Partners and EPO were formed to acquire, own and operate certain natural gas liquids (“NGLs”) related businesses of EPCO, Inc.

References to “Enterprise GP Holdings” mean the business and operations of Enterprise GP Holdings L.P. and its consolidated subsidiaries.  Enterprise GP Holdings is a publicly traded Delaware limited partnership, the registered units of which are listed on the NYSE under the ticker symbol “EPE.”  References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of Enterprise GP Holdings.

References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded affiliate, the common units of which are listed on the NYSE under the ticker symbol “TPP.”  References to “TEPPCO GP” refer to Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO and is wholly owned by Enterprise GP Holdings.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries.  References to “LE GP” mean LE GP, LLC, which is the general partner of Energy Transfer Equity.  On May 7, 2007, Enterprise GP Holdings acquired noncontrolling interests in both LE GP and Energy Transfer Equity.  Enterprise GP Holdings accounts for its investments in LE GP and Energy Transfer Equity using the equity method of accounting.

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”), EPE Unit III, L.P. (“EPE Unit III”), Enterprise Unit L.P. (“Enterprise Unit”) and EPCO Unit L.P. (“EPCO Unit”), collectively, which are private company affiliates of EPCO, Inc.

On February 5, 2007, a consolidated subsidiary of EPO, Duncan Energy Partners L.P. (“Duncan Energy Partners”), completed an initial public offering of its common units (see Note 15).  Duncan Energy Partners owns equity interests in certain of the midstream energy businesses of EPO.  Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the

NYSE under the ticker symbol “DEP.” References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners and a wholly owned subsidiary of EPO.

References to “EPCO” mean EPCO, Inc. and its wholly-owned private company affiliates, which are related parties to all of the foregoing named entities.  Dan L. Duncan is the Group Co-Chairman and controlling shareholder of EPCO.

For financial reporting purposes, Enterprise Products Partners consolidates the balance sheet of Duncan Energy Partners with that of its own.  Enterprise Products Partners controls Duncan Energy Partners through the ownership of its general partner.  Public ownership of Duncan Energy Partners’ net assets is presented as a component of noncontrolling interest in our Consolidated Balance Sheet.  The borrowings of Duncan Energy Partners are presented as part of our consolidated debt; however, neither Enterprise Products Partners nor EPGP have any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

Basis of Presentation

EPGP owns a 2% general partner interest in Enterprise Products Partners, which conducts substantially all of its business.  EPGP has no independent operations and no material assets outside those of Enterprise Products Partners.  The number of reconciling items between our consolidated balance sheet and that of Enterprise Products Partners are few.  The most significant difference is that relating to noncontrolling interest ownership in our net assets by the limited partners of Enterprise Products Partners, and the elimination of our investment in Enterprise Products Partners with our underlying partner’s capital account in Enterprise Products Partners.  See Note 13 for additional information regarding noncontrolling interest in our consolidated subsidiaries.

Effective January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which were previously identified as minority interest in our Consolidated Balance Sheet.  The presentation and disclosure requirements of SFAS 160 have been applied retrospectively to the Consolidated Balance Sheet and Notes included in this Current Report on Form 8-K

Note 2.  General Accounting Policies and Related Matters

Allowance for Doubtful Accounts

Our allowance for doubtful accounts is determined based on specific identification and estimates of future uncollectible accounts.  Our procedure for determining the allowance for doubtful accounts is based on (i) historical experience with customers, (ii) the perceived financial stability of customers based on our research and (iii) the levels of credit we grant to customers.  In addition, we may increase the allowance account in response to the specific identification of customers involved in bankruptcy proceedings and similar financial difficulties.  On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure that we have recorded sufficient reserves to cover potential losses.  Our allowance also includes estimates for uncollectible natural gas imbalances based on specific identification of accounts.

The following table presents the activity of our allowance for doubtful accounts for the year ended December 31, 2008:

Balance at beginning of period	$21,659
Charges to expense	1,098
Deductions	(7,634)
Balance at end of period	$15,123

See “Credit Risk Due to Industry Concentrations” in Note 18 for more information.

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Consolidation Policy

Our Consolidated Balance Sheet includes our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all material intercompany accounts and transactions.  We also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership.  We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary.  If such criteria are met, we consolidate the balance sheet of such businesses with those of our own.

We consolidate the balance sheet of Enterprise Products Partners with that of EPGP.  This accounting consolidation is required because EPGP owns 100% of the general partnership interest in Enterprise Products Partners, which gives EPGP the ability to exercise control over Enterprise Products Partners.

If the entity is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the entity’s operating and financial policies.  For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the entity’s operating and financial policies.  In consolidation we eliminate our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates to the extent such amounts are material and remain on our Consolidated Balance Sheets (or those of our equity method investments) in inventory or similar accounts.

If our ownership interest in an entity does not provide us with either control or significant influence we account for the investment using the cost method.  We currently do not have any investments accounted for using the cost method.

Contingencies

Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur.  Our management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise in judgment.  In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our financial statements.  If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss (if determinable and material), is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Current Assets and Current Liabilities

We present, as individual captions in our Consolidated Balance Sheet, all components of current assets and current liabilities that exceed 5% of total current assets and liabilities, respectively.

Employee Benefit Plans

In 2005, we acquired a controlling ownership interest in Dixie Pipeline Company (“Dixie”), which resulted in Dixie becoming a consolidated subsidiary of ours.  Dixie employs the personnel that operate its pipeline system and certain of these employees are eligible to participate in a defined contribution plan and pension and postretirement benefit plans.

SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS 87, 88, 106, and 132(R), requires businesses to record the over-funded or under-funded status of defined benefit pension and other postretirement plans as an asset or liability at a measurement date and to recognize annual changes in the funded status of each plan through other comprehensive income (loss).  At December 31, 2006, Dixie adopted the provisions of SFAS 158.  See Note 5 for additional information regarding Dixie’s employee benefit plans.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop.  Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals.  Expenditures to mitigate or prevent future environmental contamination are capitalized.  Ongoing environmental compliance costs are charged to expense as incurred.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  At December 31, 2008, none of our estimated environmental remediation liabilities are discounted to present value since the ultimate amount and timing of cash payments for such liabilities are not readily determinable.

Environmental costs and related accruals were not significant prior to the GulfTerra Merger.  As a result of the merger, we assumed an environmental liability for remediation costs associated with mercury gas meters.  The balance of this environmental liability was $6.3 million at December 31, 2008.  At December 31, 2008, total reserves for environmental liabilities, including those related to the mercury gas meters, were $15.4 million.  At December 31, 2008, $2.8 million of these amounts are classified as current liabilities.

In February 2007, we reserved $6.5 million in cash we received from a third party to fund anticipated environmental remediation costs.  These expected costs are associated with assets acquired in connection with the GulfTerra Merger.  Previously, the third party had been obligated to indemnify us for such costs.  As a result of the settlement, this indemnification arrangement was terminated.

The following table presents the activity of our environmental reserves for the year ended December 31, 2008:

Balance at beginning of period	$26,459
Charges to expense	905
Acquisition-related additions and other	--
Deductions	(12,002)
Balance at end of period	$15,362

Equity Awards

See Note 4 for information regarding our accounting for equity awards.

Estimates

Preparing our financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect amounts presented in the financial statements (i.e. assets, liabilities, revenue and expenses) and disclosures about contingent assets and liabilities.  Our actual results could differ from these estimates.  On an ongoing basis, management reviews its estimates based on currently available information.  Changes in facts and circumstances may result in revised estimates.

We revised the remaining useful lives of certain assets, most notably the assets that constitute our Texas Intrastate System, effective January 1, 2008.  This revision adjusted the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since our original determination made in September 2004.  These revisions will prospectively reduce our depreciation expense on assets having carrying values totaling $2.72 billion at January 1, 2008.  For additional information regarding this change in estimate, see Note 8.

Exchange Contracts

Exchanges are contractual agreements for the movements of NGLs and certain petrochemical products between parties to satisfy timing and logistical needs of the parties.  Net exchange volumes borrowed from us under such agreements are valued at market-based prices and included in accounts receivable, and net exchange volumes loaned to us under such agreements are valued at market-based prices and accrued as a liability in accrued product payables.

Receivables and payables arising from exchange transactions are settled with movements of products rather than with cash.  When payment or receipt of monetary consideration is required for product differentials and service costs, such items are recognized in our consolidated financial statements on a net basis.

Financial Instruments

We use financial instruments such as swaps, forwards and other contracts to manage price risks associated with inventories, firm commitments, interest rates, foreign currency and certain anticipated transactions.  We recognize these transactions as assets or liabilities on our Consolidated Balance Sheet based on the instrument’s fair value.  Fair value is generally defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, not in a forced or liquidation sale.

Changes in fair value of financial instrument contracts are recognized in earnings in the current period (i.e., using mark-to-market accounting) unless specific hedge accounting criteria are met.  If the financial instrument meets the criteria of a fair value hedge, gains and losses incurred on the instrument will be recorded in earnings to offset corresponding losses and gains on the hedged item.  If the financial instrument meets the criteria of a cash flow hedge, gains and losses incurred on the instrument are recorded in accumulated other comprehensive income (loss), which is generally referred to as “AOCI.”  Gains and losses on cash flow hedges are reclassified from accumulated other comprehensive income (loss) to earnings when the forecasted transaction occurs or, as appropriate, over the economic life of the hedged item.  A contract designated as a hedge of an anticipated transaction that is no longer likely to occur is immediately recognized in earnings.

To qualify for hedge accounting, the item to be hedged must expose us to risk and the related hedging instrument must reduce the exposure and meet the hedging requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities (as amended and interpreted).  We formally designate the financial instrument as a hedge and document and assess the effectiveness of the hedge at its inception and thereafter on a quarterly basis.  Any hedge ineffectiveness is immediately recognized in earnings.  See Note 6 for additional information regarding our financial instruments.

Foreign Currency Translation

We own a NGL marketing business located in Canada.  The financial statements of this foreign subsidiary are translated into U.S. dollars from the Canadian dollar, which is the subsidiary’s functional currency, using the current rate method.  Its assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, while revenue and expense items are translated at average rates of exchange during the reporting period.  Exchange gains and losses arising from foreign currency translation adjustments are reflected as separate components of accumulated other comprehensive income (loss) in the accompanying Consolidated Balance Sheet.  Our net cash flows from this Canadian subsidiary may be adversely affected by changes in foreign currency exchange rates.  See Note 6 for information regarding our hedging of currency risk.

Impairment Testing for Goodwill

Our goodwill amounts are assessed for impairment (i) on a routine annual basis or (ii) when impairment indicators are present.  If such indicators occur (e.g., the loss of a significant customer, economic obsolescence of plant assets, etc.), the estimated fair value of the reporting unit to which the goodwill is assigned is determined and compared to its book value.  If the fair value of the reporting unit exceeds its book value including associated goodwill amounts, the goodwill is considered to be unimpaired and no impairment charge is required.  If the fair value of the reporting unit is less than its book value including associated goodwill amounts, a charge to earnings is recorded to reduce the carrying value of the goodwill to its implied fair value.  We have not recognized any impairment losses related to goodwill for the period presented.  See Note 11 for additional information regarding our goodwill.

Impairment Testing for Long-Lived Assets

Long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written-down to their estimated fair values in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the asset carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded.  Fair value is defined as the amount at which an asset or liability could be bought or settled in an arm’s-length transaction.  We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques.

No asset impairment charges were recorded in 2008.

Impairment Testing for Unconsolidated Affiliates

We evaluate our equity method investments for impairment when events or changes in circumstances indicate that there is a loss in value of the investment attributable to an other than temporary decline.  Examples of such events or changes in circumstances include continuing operating losses of the entity and/or long-term negative changes in the entity’s industry.  In the event we determine that the loss in value of an investment is other than a temporary decline, we record a charge to earnings to adjust the carrying value of the investment to its estimated fair value.

We had no such impairment charges during the year ended December 31, 2008. See Note 9 for additional information regarding our equity method investments.

Income Taxes

Provision for income taxes is primarily applicable to our state tax obligations under the Revised Texas Franchise Tax and certain federal and state tax obligations of Seminole Pipeline Company (“Seminole”) and Dixie, both of which are consolidated subsidiaries of ours.  Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of our tax paying entities for financial reporting and tax purposes.

In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax.  In May 2006, the State of Texas expanded its pre-existing franchise tax, which applied to corporations and limited liability companies, to include limited partnerships and limited liability partnerships.  As a result of the change in tax law, our tax status in the State of Texas changed from non-taxable to taxable.

Since we are structured as a pass-through entity, we are not subject to federal income taxes.  As a result, our partners are individually responsible for paying federal income taxes on their share of our taxable income.  Since we do not have access to information regarding each partner’s tax basis, we cannot readily determine the total difference in the basis of our net assets for financial and tax reporting purposes.

In accordance with Financial Accounting Standards Board Interpretation 48, Accounting for Uncertainty in Income Taxes, we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable.  If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement.  This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position.  See Note 16 for additional information regarding our income taxes.

Inventories

Inventories primarily consist of NGLs, certain petrochemical products and natural gas volumes that are valued at the lower of average cost or market.  We capitalize, as a cost of inventory, shipping and handling charges directly related to volumes we purchase from third parties or take title to in connection with processing or other agreements.  As these volumes are sold and delivered out of inventory, the average cost of these products (including freight-in charges that have been capitalized) are charged to operating costs and expenses.  Shipping and handling fees associated with products we sell and deliver to customers are charged to operating costs and expenses as incurred.  See Note 7 for additional information regarding our inventories.

Natural Gas Imbalances

In the natural gas pipeline transportation business, imbalances frequently result from differences in natural gas volumes received from and delivered to our customers.  Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period.  We have various fee-based agreements with customers to transport their natural gas through our pipelines.  Our customers retain ownership of their natural gas shipped through our pipelines.  As such, our pipeline transportation activities are not intended to create physical volume differences that would result in significant accounting or economic events for either our customers or us during the course of the arrangement.

We settle pipeline gas imbalances through either (i) physical delivery of in-kind gas or (ii) in cash. These settlements follow contractual guidelines or common industry practices.  As imbalances occur, they may be settled (i) on a monthly basis, (ii) at the end of the agreement or (iii) in accordance with industry practice, including negotiated settlements.  Certain of our natural gas pipelines have a regulated tariff rate                  mechanism requiring customer imbalance settlements each month at current market prices.

However, the vast majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable).  Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances built up over a period of time are ultimately cashed out and are generally negotiated at values which approximate average market prices over a period of time.  For those gas imbalances that are ultimately settled over future periods, we estimate the value of such current assets and liabilities using average market prices, which is representative of the estimated value of the imbalances upon final settlement.  Changes in natural gas prices may impact our estimates.

At December 31, 2008, our natural gas imbalance receivables, net of allowance for doubtful accounts, were $48.4 million and are reflected as a component of “Accounts and notes receivable – trade” on our Consolidated Balance Sheet.  At December 31, 2008, our imbalance payables were $40.7 million and are reflected as a component of “Accrued product payables” on our Consolidated Balance Sheet.

Noncontrolling Interest

As presented in our Consolidated Balance Sheet, noncontrolling interest represents third-party and affiliate ownership interests in the net assets of our consolidated subsidiaries.  For financial reporting purposes, the assets and liabilities of our controlled subsidiaries, including Duncan Energy Partners, are consolidated with those of our own, with any third-party or affiliate ownership interests in such amounts presented as noncontrolling interest.  See Note 13 for additional information regarding noncontrolling interest.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost.  Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred.  When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.

In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the periods it benefits.  The majority of our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of the assets.  Our estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of our assets.  At the time we place our assets in service, we believe such assumptions are reasonable.  Under our depreciation policy for midstream energy assets, the remaining economic lives of such assets are limited to the estimated life of the natural resource basins (based on proved reserves at the time of the analysis) from which such assets derive their throughput or processing volumes.  Our forecast of the remaining life for the applicable resource basins is based on several factors, including information published by the U.S. Energy Information Administration.  Where appropriate, we use other depreciation methods (generally accelerated) for tax purposes.

Leasehold improvements are recorded as a component of property, plant and equipment.  The cost of leasehold improvements is charged to earnings using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.  We consider renewal terms that are deemed reasonably assured when estimating remaining lease terms.

Our assumptions regarding the useful economic lives and residual values of our assets may change in response to new facts and circumstances, which would change our depreciation amounts prospectively.  Examples of such circumstances include, but are not limited to, the following: (i) changes in laws and regulations that limit the estimated economic life of an asset; (ii) changes in technology that render an asset obsolete; (iii) changes in expected salvage values; or (iv) significant changes in the forecast life of proved reserves of applicable resource basins, if any.  See Note 8 for additional information regarding our property, plant and equipment, including a change in depreciation expense beginning January 1, 2008 resulting from a change in the estimated useful life of certain assets.

Certain of our plant operations entail periodic planned outages for major maintenance activities.  These planned shutdowns typically result in significant expenditures, which are principally comprised of amounts paid to third parties for materials, contract services and related items.  We use the expense-as-incurred method for our planned major maintenance activities; however, the cost of annual planned major maintenance projects are deferred and recognized ratably over the remaining portion of the calendar year in which such projects occur.

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation.  When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset.  Over time, the liability is accreted to its present value (accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-lived asset.  We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts.

Restricted Cash

Restricted cash represents amounts held in connection with our commodity financial instruments portfolio and New York Mercantile Exchange (“NYMEX”) physical natural gas purchases.  Additional cash may be restricted to maintain our positions as commodity prices fluctuate or deposit requirements change.  During 2008, virtually all proceeds from the Petal GO Zone bonds were released by the trustee to fund construction costs associated with the expansion of our Petal, Mississippi storage facility.  The following table presents the components of our restricted cash balances at December 31, 2008:

Amounts held in brokerage accounts related to
commodity hedging activities and physical natural gas purchases	$203,789
Proceeds from Petal GO Zone bonds reserved for construction costs	1
Total restricted cash	$203,790

Note 3.  Recent Accounting Developments

The accounting standard setting bodies have recently issued the following accounting guidance that will affect our future financial statements:  SFAS 141(R), Business Combinations;  FASB Staff Position (“FSP”) SFAS 142-3, Determination of the Useful Life of Intangible Assets;  SFAS 157, Fair Value Measurements;  SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – An amendment of ARB 51; SFAS 161, Disclosures about Derivative Instruments and Hedging Activities – An Amendment of SFAS 133; and Emerging Issues Task Force (“EITF”) 08-6, Equity Method Investment Accounting Considerations.

SFAS 141(R), Business Combinations. SFAS 141(R) replaces SFAS 141, Business Combinations and was effective January 1, 2009.  SFAS 141(R) retains the fundamental requirements of SFAS 141 in that the acquisition method of accounting (previously termed the “purchase method”) be used for all business combinations and for the “acquirer” to be identified in each business combination.  SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control.  This new guidance also retains guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill.   SFAS 141(R) will have an impact on the way in which we evaluate acquisitions.

The objective of SFAS 141(R) is to improve the relevance, representational faithfulness, and comparability of the information a reporting entity provides in its financial reports about business combinations and their effects.  To accomplish this, SFAS 141(R) establishes principles and requirements for how the acquirer:

▪	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree.

▪
Recognizes and measures any goodwill acquired in the business combination or a gain resulting from a bargain purchase.  SFAS 141(R) defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and requires the acquirer to recognize that excess in net income as a gain attributable to the acquirer.

▪	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

SFAS 141(R) also requires that direct costs of an acquisition (e.g. finder’s fees, outside consultants, etc.) be expensed as incurred and not capitalized as part of the purchase price.

FSP FAS 142-3, Determination of the Useful Life of Intangible Assets.  FSP 142-3 revised the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS 142, Goodwill and Other Intangible Assets.  These revisions are intended to improve consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of such assets under SFAS 141(R) and other accounting guidance. The measurement and disclosure requirements of this new guidance will be applied to intangible assets acquired after January 1, 2009.   Our adoption of this guidance is not expected to have a material impact on our Consolidated Balance Sheet.

SFAS 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  Although certain provisions of SFAS 157 were effective January 1, 2008, the remaining guidance of this new standard applicable to nonfinancial assets and liabilities was effective January 1, 2009.  See Note 6 for information regarding fair value-related disclosures required for 2008 in connection with SFAS 157.

SFAS 157 applies to fair-value measurements that are already required (or permitted) by other accounting standards and is expected to increase the consistency of those measurements.  SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies are required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop such measurements, and the effect of certain of the measurements on earnings (or changes in net assets) during a period.  Our adoption of this guidance is not expected to have a material impact on our Consolidated Balance Sheet.  SFAS 157 will impact the valuation of assets and liabilities (and related disclosures) in connection with future business combinations and impairment testing.

SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB 51.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which have been referred to as minority interests in prior accounting literature.  SFAS 160 was effective January 1, 2009.  A noncontrolling interest is that portion of equity in a consolidated subsidiary not attributable, directly or indirectly, to a reporting entity.  This new standard requires, among other things, that (i) ownership interests of noncontrolling interests be presented as a component of equity, including accumulated other comprehensive income, on the balance sheet (i.e., elimination of the “mezzanine” presentation); (ii) elimination of minority interest expense as a line item on the statement of income and, as a result, that net income and other comprehensive income be allocated between the reporting entity and noncontrolling interests on the face of the statement of income; and (iii) enhanced disclosures regarding noncontrolling interests.

Effective January 1, 2009, we adopted the provisions of SFAS 160.  The presentation and disclosure requirements of SFAS 160 have been applied retrospectively to the Consolidated Balance Sheet and Notes included in this Current Report on Form 8-K.

SFAS 161, Disclosures about Derivative Instruments and Hedging Activities - An Amendment of SFAS 133.  SFAS 161 revised the disclosure requirements for financial instruments and related hedging activities to provide users of financial statements with an enhanced understanding of (i) why and how an entity uses financial instruments, (ii) how an entity accounts for financial instruments and related hedged items under SFAS 133, Accounting for Derivative Instruments and Hedging Activities (including related interpretations), and (iii) how financial instruments and related hedged items affect an entity’s financial position.

SFAS 161 requires qualitative disclosures about objectives and strategies for using financial instruments, quantitative disclosures about fair value amounts of and gains and losses on financial instruments, and disclosures about credit risk-related contingent features in financial instrument agreements.  SFAS 161 was effective January 1, 2009 and we will apply its requirements beginning with the first quarter of 2009.

EITF 08-6, Equity Method Investment Accounting Considerations.  EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments under SFAS 141(R) and SFAS 160.  EITF 08-6 generally requires that (i) transaction costs should be included in the initial carrying value of an equity method investment; (ii) an equity method investor shall not test separately an investee’s underlying assets for impairment, rather such testing should be performed in accordance with Opinion 18 (i.e., on the equity method investment itself); (iii) an equity method investor shall account for a share issuance by an investee as if the investor had sold a proportionate share of its investment (any gain or loss to the investor resulting from the investee’s share issuance shall be recognized in earnings);  and (iv) a gain or loss should not be recognized when changing the method of accounting for an investment from the equity method to the cost method.  EITF 08-6 was effective January 1, 2009.

Note 4.  Accounting for Equity Awards

We account for equity awards in accordance with SFAS 123(R), Share-Based Payment.  SFAS 123(R) requires us to recognize compensation expense related to equity awards based on the fair value of the award at grant date.  The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant. The fair value of other equity awards is estimated using the Black-Scholes option pricing model.  The fair value of an equity-classified award (such as a restricted unit award) is amortized to earnings on a straight-line basis over the requisite service or vesting period. Compensation expense for liability-classified awards (such as unit appreciation rights (“UARs”)) is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period.  Liability-classified awards are settled in cash upon vesting.

As used in the context of the EPCO plans, the term “restricted unit” represents a time-vested unit under SFAS 123(R).  Such awards are non-vested until the required service period expires.

EPCO 1998 Plan

Unit option awards.  Under the EPCO 1998 Long-Term Incentive Plan (“EPCO 1998 Plan”), non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to key employees of EPCO who perform management, administrative or operational functions for us.  When issued, the exercise price of each option grant is equivalent to the market price of the underlying equity on the date of grant.  During 2008, in response to changes in the federal tax code applicable to certain types of equity awards, we amended the terms of certain of our outstanding unit options.  In general, the expiration dates of these awards were modified from May and August 2017 to December 2012.

In order to fund its obligations under the EPCO 1998 Plan, EPCO may purchase common units at fair value either in the open market or directly from Enterprise Products Partners.  When employees exercise unit options, we reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the units issued to the employee.

The fair value of each unit option is estimated on the date of grant using the Black-Scholes option pricing model, which incorporates various assumptions including expected life of the options, risk-free interest rates, expected distribution yield on Enterprise Products Partners’ common units, and expected unit price volatility of Enterprise Products Partners’ common units.  In general, our assumption of expected life of the options represents the period of time that the options are expected to be outstanding based on an analysis of historical option activity.  Our selection of the risk-free interest rate is based on published yields for U.S. government securities with comparable terms.  The expected distribution yield and unit price volatility is estimated based on several factors, which include an analysis of Enterprise Products Partners’ historical unit price volatility and distribution yield over a period equal to the expected life of the option.

The EPCO 1998 Plan provides for the issuance of up to 7,000,000 of Enterprise Products Partners’ common units.   After giving effect to outstanding option awards at December 31, 2008 and the issuance and forfeiture of restricted unit awards through December 31, 2008, a total of 814,674 additional common units could be issued under the EPCO 1998 Plan.

The following table presents option activity under the EPCO 1998 Plan for the year ended December 31, 2008:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Strike Price	Contractual	Intrinsic
	Units	(dollars/unit)	Term (in years)	Value (1)
Outstanding at December 31, 2007 (2)	2,315,000	$26.18
Exercised	(61,500)	$20.38
Forfeited	(85,000)	$26.72
Outstanding at December 31, 2008 (3)	2,168,500	$26.32	5.19	$--
Options exercisable at:
December 31, 2008 (3)	548,500	$21.47	4.08	$--

(1)   Aggregate intrinsic value reflects fully vested unit options at the date indicated.
(2)   During 2008, we amended the terms of certain of Enterprise Products Partners’ outstanding unit options. In general, the expiration dates of these awards were modified from May and August 2017 to December 2012.
(3)   We were committed to issue 2,168,500 of Enterprise Products Partners’ common units at December 31, 2008 if all outstanding options awarded under the EPCO 1998 Plan (as of these dates) were exercised. An additional 365,000, 480,000 and 775,000 of these options are exercisable in 2009, 2010 and 2012, respectively.

The total intrinsic value of option awards exercised during the year ended December 31, 2008, was $0.6 million.

During the year ended December 31, 2008, we received cash of $0.7 million from the exercise of option awards granted under the EPCO 1998 Plan.  Conversely, our option-related reimbursements to EPCO were $0.6 million.

Restricted unit awards.  Under the EPCO 1998 Plan, we may also issue Enterprise Products Partners’ restricted common units to key employees of EPCO and directors of EPGP.  In general, Enterprise Products Partners’ restricted unit awards allow recipients to acquire the underlying common units at no cost to the recipient once a defined cliff vesting period expires, subject to certain forfeiture provisions.  The restrictions on such units generally lapse four years from the date of grant.  Fair value of such restricted units is based on the market price of the underlying common units on the date of grant and an allowance for estimated forfeitures.

The following table summarizes information regarding Enterprise Products Partners’ restricted unit awards for the year ended December 31, 2008:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted units at December 31, 2007	1,688,540
Granted (2)	766,200	$24.93
Vested	(285,363)	$23.11
Forfeited	(88,777)	$26.98
Restricted units at December 31, 2008	2,080,600

(1)   Determined by dividing the aggregate grant date fair value of awards by the number of awards issued. The weighted-average grant date fair value per unit for forfeited and vested awards is determined before an allowance for forfeitures.
(2)   Aggregate grant date fair value of restricted unit awards issued during 2008 was $19.1 million based on grant date market prices of Enterprise Products Partners’ common units ranging from $25.00 to $32.31 per unit and an estimated forfeiture rate of 17.0%.

The total fair value of restricted unit awards that vested during the year ended December 31, 2008 was $6.6 million.

Phantom unit awards.  The EPCO 1998 Plan also provides for the issuance of Enterprise Products Partners’ phantom unit awards.  These liability awards are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at redemption dates in each award.  The fair market value of each phantom unit award is equal to the market closing price of Enterprise Products Partners’ common units on the redemption date.  Each participant is required to redeem their phantom units as they vest, which typically is four years from the date the award is granted.  No phantom unit awards have been issued to date under the EPCO 1998 Plan.

The EPCO 1998 Plan also provides for the award of distribution equivalent rights (“DERs”) in tandem with its phantom unit awards.  A DER entitles the participant to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution rate paid by Enterprise Products Partners to its unitholders.  No DERs have been issued as of December 31, 2008 under the EPCO 1998 Plan.

EPD 2008 LTIP

On January 29, 2008, Enterprise Products Partners’ unitholders approved the Enterprise Products 2008 Long-Term Incentive Plan (“EPD 2008 LTIP”), which provides for awards of Enterprise Products Partners’ common units and other rights to its non-employee directors and to consultants and employees of EPCO and its affiliates providing services to Enterprise Products Partners.  Awards under the EPD 2008 LTIP may be granted in the form of Enterprise Products Partners’ unit options, restricted units, phantom units, UARs and DERs.  The EPD 2008 LTIP is administered by EPGP’s Audit, Conflicts and Governance (“ACG”) Committee.  The EPD 2008 LTIP provides for the issuance of up to 10,000,000 of Enterprise Products Partners’ common units.  After giving effect to option awards outstanding at December 31, 2008, a total of 9,205,000 additional common units could be issued under the EPD 2008 LTIP.

The EPD 2008 LTIP may be amended or terminated at any time by the Board of Directors of EPCO or EPGP’s ACG Committee; however, the rules of the NYSE require that any material amendment, such as a significant increase in the number of common units available under the plan or a change in the types of awards available under the plan, would require the approval of Enterprise Products Partners’ unitholders.  The ACG Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in, awards under the plan in specified circumstances.  The EPD 2008 LTIP is effective until the earlier of January 29, 2018 or the time which all available units under the incentive plan have been delivered to participants or the time of termination of the plan by EPCO or EPGP’s ACG Committee.

Unit option awards.  The exercise price of unit options awarded to participants is determined by the ACG Committee (at its discretion) at the date of grant and may be no less than the fair market value of Enterprise Products Partners’ common units at the date of grant.  The following table presents unit option activity under the EPD 2008 LTIP for the period indicated:

Weighted-
		Weighted-	Average
		Average	Remaining
	Number of	Strike Price	Contractual
	Units	(dollars/unit)	Term (in years)
Outstanding at January 1, 2008	--
Granted (1)	795,000	$30.93
Outstanding at December 31, 2008 (2)	795,000	$30.93	5.00

(1)   Aggregate grant date fair value of these unit options issued during 2008 was $1.6 million based on the following assumptions: (i) a grant date market price of Enterprise Products Partners’ common units of $30.93 per unit; (ii) expected life of options of 4.7 years; (iii) risk-free interest rate of 3.3%; (iv) expected distribution yield on Enterprise Products Partners’ common units of 7.0%; (v) expected unit price volatility on Enterprise Products Partners’ common units of 19.8%; and (vi) an estimated forfeiture rate of 17.0%.
(2)   The 795,000 units outstanding at December 31, 2008 will become exercisable in 2013.

At December 31, 2008, there was an estimated $1.3 million of total unrecognized compensation cost related to nonvested unit options granted under the EPD 2008 LTIP.  We expect to recognize our share of this cost over a remaining period of 3.4 years in accordance with the ASA.

Phantom unit awards.  The EPD 2008 LTIP also provides for the issuance of Enterprise Products Partners’ phantom unit awards.  These liability awards are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at redemption dates in each award.  The fair market value of each phantom unit award is equal to the market closing price of Enterprise Products Partners’ common units on the redemption date.  Each participant is required to redeem their phantom units as they vest, which typically is three years from the date the award is granted.  There were a total of 4,400 phantom units granted under the EPD 2008 LTIP during the fourth quarter of 2008 and outstanding at December 31, 2008.  These awards cliff vest in 2011.  At December 31, 2008, we had an accrued liability of $5 thousand for compensation related to these phantom unit awards.

Employee Partnerships

As long-term incentive arrangements, EPCO has granted its key employees who perform services on behalf of us, EPCO and other affiliated companies, “profits interests” in five limited partnerships.  The employees were issued Class B limited partner interests and admitted as Class B limited partners in the Employee Partnerships without capital contributions.  As discussed and defined above, the Employee Partnerships are:  EPE Unit I; EPE Unit II; EPE Unit III; Enterprise Unit; and EPCO Unit.  Enterprise Unit and EPCO Unit were formed in 2008.

The Class B limited partner interests entitle each holder to participate in the appreciation in value of the publicly traded limited partner units owned by the underlying Employee Partnership.  The Employee Partnerships own either Enterprise GP Holdings units (“EPE units”) or Enterprise Products Partners’ common units (“EPD units”) or both.  The Class B limited partner interests are subject to forfeiture if the participating employee’s employment with EPCO is terminated prior to vesting, with customary exceptions for death, disability and certain retirements and upon certain change of control events.

We account for the profits interest awards under SFAS 123(R).  As a result, the compensation expense attributable to these awards is based on the estimated grant date fair value of each award.  An allocated portion of the fair value of these equity-based awards is charged to us under the ASA (see Note 15).  We are not responsible for reimbursing EPCO for any expenses of the Employee Partnerships, including the value of any contributions of cash or limited partner units made by private company affiliates of EPCO at the formation of each Employee Partnership.  However, pursuant to the ASA, beginning in

February 2009 we will reimburse EPCO for our allocated share of distributions of cash or securities made to the Class B limited partners of EPCO Unit.

Each Employee Partnership has a single Class A limited partner, which is a privately-held indirect subsidiary of EPCO, and a varying number of Class B limited partners.   At formation, the Class A limited partner either contributes cash or limited partner units it owns to the Employee Partnership.   If cash is contributed, the Employee Partnership uses these funds to acquire limited partner units on the open market.  In general, the Class A limited partner earns a preferred return (either fixed or variable depending on the partnership agreement) on its investment (“Capital Base”) in the Employee Partnership and any residual quarterly cash amounts, if any, are distributed to the Class B limited partners.  Upon liquidation, Employee Partnership assets having a fair market value equal to the Class A limited partner’s Capital Base, plus any preferred return for the period in which liquidation occurs, will be distributed to the Class A limited partner.  Any remaining assets will be distributed to the Class B limited partner(s) as a residual profits interest.

The following table summarizes key elements of each Employee Partnership as of December 31, 2008:

		Initial	Class A
		Class A	Partner	Award	Grant Date
Employee	Description	Capital	Preferred	Vesting	Fair Value
Partnership	of Assets	Base	Return	Date (1)	of Awards (2)

EPE Unit I	1,821,428 EPE units	$51.0 million	4.50% to 5.725% (3)	November 2012	$17.0 million

EPE Unit II	40,725 EPE units	$1.5 million	4.50% to 5.725% (3)	February 2014	$0.3 million

EPE Unit III	4,421,326 EPE units	$170.0 million	3.80%	May 2014	$32.7 million

Enterprise Unit	881,836 EPE units 844,552 EPD units	$51.5 million	5.00%	February 2014	$4.2 million

EPCO Unit	779,102 EPD units	$17.0 million	4.87%	November 2013	$7.2 million
(1)   The vesting date may be accelerated for change of control and other events as described in the underlying partnership agreements.
(2)   Our estimated grant date fair values were determined using a Black-Scholes option pricing model and reflect adjustments for forfeitures, regrants and other modifications.  See following table for information regarding our fair value assumptions.
(3)   In July 2008, the Class A preferred return was reduced from 6.25% to the floating amounts presented.

The following table summarizes the assumptions we used in deriving the estimated grant date fair value for each of the Employee Partnerships using a Black-Scholes option pricing model:

	Expected	Risk-Free	Expected	Expected
Employee	Life	Interest	Distribution Yield	Unit Price Volatility
Partnership	of Award	Rate	of EPE/EPD units	of EPE/EPD units

EPE Unit I	3 to 5 years	2.7% to 5.0%	3.0% to 4.8%	16.6% to 30.0%
EPE Unit II	5 to 6 years	3.3% to 4.4%	3.8% to 4.8%	18.7% to 19.4%
EPE Unit III	4 to 6 years	3.2% to 4.9%	4.0% to 4.8%	16.6% to 19.4%
Enterprise Unit	6 years	2.7% to 3.9%	4.5% to 8.0%	15.3% to 22.1%
EPCO Unit	5 years	2.4%	11.1%	50.0%

DEP GP UARs

The non-employee directors of DEP GP, the general partner of Duncan Energy Partners, have been granted UARs in the form of letter agreements.  These liability awards are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings, Duncan Energy Partners or Enterprise Products Partners.  These UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of Enterprise GP Holdings’ units (determined as of a future vesting date) over the grant date fair value.  If a director resigns prior to vesting, his UAR awards are forfeited.  These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

As of December 31, 2008, a total of 90,000 UARs had been granted to non-employee directors of DEP GP that cliff vest in 2012.  The grant date fair value with respect to these UARs is based on an Enterprise GP Holdings’ unit price of $36.68.

Note 5.  Employee Benefit Plans

Dixie employs the personnel that operate its pipeline system and certain of these employees are eligible to participate in a defined contribution plan and pension and postretirement benefit plans.  Due to the immaterial nature of Dixie’s employee benefit plans to our consolidated financial position, our discussion is limited to the following:

Defined Contribution Plan

Dixie contributed $0.3 million to its company-sponsored defined contribution plan for the year ended December 31, 2008.

Pension and Postretirement Benefit Plans

Dixie’s pension plan is a noncontributory defined benefit plan that provides for the payment of benefits to retirees based on their age at retirement, years of service and average compensation.  Dixie’s postretirement benefit plan also provides medical and life insurance to retired employees.  The medical plan is contributory and the life insurance plan is noncontributory.  Dixie employees hired after July 1, 2004 are not eligible for pension and other benefit plans after retirement.

The following table presents Dixie’s benefit obligations, fair value of plan assets and funded status at December 31, 2008.

	Pension	Postretirement
	Plan	Plan
Projected benefit obligation	$7,733	$4,976
Accumulated benefit obligation	5,711	--
Fair value of plan assets	4,035	--
Funded status	(3,698)	(4,976)

Projected benefit obligations and net periodic benefit costs are based on actuarial estimates and assumptions.  The weighted-average actuarial assumptions used in determining the projected benefit obligation at December 31, 2008 were as follows:  discount rate of 6.4%; rate of compensation increase of 4.0% for both the pension and postretirement plans; and a medical trend rate of 8.5% for 2009 grading to an ultimate trend of 5.0% for 2015 and later years.

Future benefits expected to be paid from Dixie’s pension and postretirement plans are as follows for the periods indicated:

	Pension	Postretirement
	Plan	Plan
2009	$289	$357
2010	334	399
2011	535	427
2012	408	440
2013	775	439
2014 through 2018	4,211	2,067
Total	$6,552	$4,129

Included in accumulated other comprehensive loss on the Consolidated Balance Sheet at December 31, 2008 are the following amounts that have not been recognized in net periodic pension costs (in millions):

Unrecognized transition obligation	$0.9
Net of tax	0.5

Unrecognized prior service cost credit	(1.0)
Net of tax	(0.6)

Unrecognized net actuarial loss	1.3
Net of tax	0.8

Note 6.  Financial Instruments

We are exposed to financial market risks, including changes in commodity prices, interest rates and foreign exchange rates.  We may use financial instruments (e.g., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions.  In general, the types of risks we attempt to hedge are those related to (i) the variability of future earnings, (ii) fair values of certain debt obligations and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates. See Note 12 for information regarding our consolidated debt obligations.

We routinely review our outstanding financial instruments in light of current market conditions.  If market conditions warrant, some financial instruments may be closed out in advance of their contractual settlement dates thus realizing income or loss depending on the specific hedging criteria.  When this occurs, we may enter into a new financial instrument to reestablish the hedge to which the closed instrument relates.

The following table provides additional information regarding derivative instruments as presented in our Consolidated Balance Sheet at December 31, 2008:

Current assets:
Derivative assets:
Interest rate risk hedging portfolio	$7,780
Commodity risk hedging portfolio	185,762
Foreign currency risk hedging portfolio	9,284
Total derivative assets – current	$202,826
Other assets:
Interest rate risk hedging portfolio	$38,939
Total derivative assets – long-term	$38,939

Current liabilities:
Derivative liabilities:
Interest rate risk hedging portfolio	$5,910
Commodity risk hedging portfolio	281,142
Foreign currency risk hedging portfolio	109
Total derivative liabilities – current	$287,161
Other liabilities:
Interest rate risk hedging portfolio	$3,889
Commodity risk hedging portfolio	233
Total derivative liabilities – long-term	$4,122

The following information summarizes the principal elements of our interest rate risk, commodity risk and foreign currency risk hedging portfolios. For amounts recorded on our balance sheet related to our consolidated hedging activities, please refer to the preceding table.

Interest Rate Risk Hedging Portfolio

Our interest rate exposure results from variable and fixed rate borrowings under various debt agreements.  The following information summarizes significant components of our interest rate risk hedging portfolio:

Fair value hedges – EPO interest rate swaps

We manage a portion of our interest rate exposure by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt.  At December 31, 2008, Enterprise Products Partners had four interest rate swap agreements outstanding having an aggregate notional value of $400.0 million that were accounted for as fair value hedges.  The aggregate fair value of these interest rate swaps at December 31, 2008, was $46.7 million (an asset), with an offsetting increase in the fair value of the underlying debt.

The following table summarizes Enterprise Products Partners’ interest rate swaps outstanding at December 31, 2008.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	of Swaps	by Swap	Date of Swap	Variable Rate (1)	Value
Senior Notes C, 6.375% fixed rate, due Feb. 2013	1	Jan. 2004 to Feb. 2013	Feb. 2013	6.375% to 5.015%	$100.0 million
Senior Notes G, 5.60% fixed rate, due Oct. 2014	3	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.60% to 5.297%	$300.0 million
(1) The variable rate indicated is the all-in variable rate for the current settlement period.

We have designated these interest rate swaps as fair value hedges under SFAS 133 since they mitigate changes in the fair value of the underlying fixed rate debt.  As effective fair value hedges, an increase in the fair value of these interest rate swaps is equally offset by an increase in the fair value of the underlying hedged debt.

Cash flow hedges - Duncan Energy Partners' interest rate swaps

At December 31, 2008, Duncan Energy Partners had interest rate swap agreements outstanding having an aggregate notional value of $175.0 million.  These swaps were accounted for as cash flow hedges.  The purpose of these financial instruments is to reduce the sensitivity of Duncan Energy Partners’ earnings to the variable interest rates charged under its revolving credit facility.  The aggregate fair value of these interest rate swaps at December 31, 2008 was a liability of $9.8 million.

The following table summarizes Duncan Energy Partners’ interest rate swaps outstanding at December 31, 2008.

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
DEP I Revolving Credit Facility, due Feb. 2011	3	Sep. 2007 to Sep. 2010	Sep. 2010	1.47% to 4.62%	$175.0 million
(1) Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

Commodity Risk Hedging Portfolio

Our commodity risk hedging portfolio was impacted by a significant decline in natural gas prices during the second half of 2008.   As a result of the global recession, commodity prices have continued to be volatile during the first quarter of 2009.  We may experience additional losses related to our commodity risk hedging portfolio in 2009.

The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.  In order to manage the price risks associated with such products, we may enter into commodity financial instruments.

The primary purpose of our commodity risk management activities is to reduce our exposure to price risks associated with (i) natural gas purchases, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products.  From time to time, we inject natural gas into storage and may utilize hedging instruments to lock in the value of its inventory positions.  The commodity financial instruments we utilize are settled in cash.

We have segregated our commodity financial instruments portfolio between those financial instruments utilized in connection with our natural gas marketing activities and those used in connection with its NGL and petrochemical operations.

A significant number of the financial instruments in this portfolio hedge the purchase of physical natural gas.  If natural gas prices fall below the price stipulated in such financial instruments, we recognize a liability for the difference; however, if prices partially or fully recover, this liability would be reduced or eliminated, as appropriate.  Our restricted cash balance at December 31, 2008 was $203.8 million in order to meet commodity exchange deposit requirements and the negative change in the fair value of our natural gas hedge positions.

Natural gas marketing activities

At December 31, 2008, the aggregate fair value of those financial instruments utilized in connection with our natural gas marketing activities was an asset of $6.5 million.  Almost all of the financial instruments within this portion of the commodity financial instruments portfolio are accounted for using mark-to-market accounting, with a small number accounted for as cash flow hedges.  We did not have any cash flow hedges related to our natural gas marketing activities at December 31, 2008.

NGL and petrochemical operations

At December 31, 2008, the aggregate fair value of those financial instruments utilized in connection with our NGL and petrochemical operations were liabilities of $102.1 million.  Almost all of the financial instruments within this portion of the commodity financial instruments portfolio are accounted for as cash flow hedges, with a small number accounted for using mark-to-market accounting.

We have employed a program to economically hedge a portion of our earnings from natural gas processing in the Rocky Mountain region.  This program consists of (i) the forward sale of a portion of our expected equity NGL production volumes at fixed prices through 2009 and (ii) the purchase, using commodity financial instruments, of the amount of natural gas expected to be consumed as plant thermal reduction (“PTR”) in the production of such equity NGL volumes. The objective of this strategy is to hedge a level of gross margins (i.e., NGL sales revenues less actual costs for PTR and the gain or loss on the PTR hedge) associated with the forward sales contracts by fixing the cost of natural gas used for PTR, through the use of commodity financial instruments.  At December 31, 2008, this hedging program had hedged future expected gross margins (before plant operating expenses) of $483.9 million on 22.5 million barrels of forecasted NGL forward sales transactions extending through 2009.

Our NGL forward sales contracts are not accounted for as financial instruments under SFAS 133 since they meet normal purchase and sale exception criteria; therefore, changes in the aggregate economic value of these sales contracts are not reflected in net income and other comprehensive income until the volumes are delivered to customers.  On the other hand, the commodity financial instruments used to purchase the related quantities of PTR (i.e., “PTR hedges”) are accounted for as cash flow hedges; therefore, changes in the aggregate fair value of the PTR hedges are presented in other comprehensive income.  Once the forecasted NGL forward sales transactions occur, any realized gains and losses on the cash flow hedges would be reclassified into net income in that period.

Prior to actual settlement, if the market price of natural gas is less than the price stipulated in a commodity financial instrument, we recognize an unrealized loss in other comprehensive loss for the excess of the natural gas price stated in the hedge over the market price.  To the extent that we realize such financial losses upon settlement of the instrument, the losses are added to the actual cost we pay for PTR, which would then be based on the lower market price.  Conversely, if the market price of natural gas is greater than the price stipulated in such hedges, we recognize an unrealized gain in other comprehensive income for the excess of the market price over the natural gas price stated in the PTR hedge.   If realized, the gains on the financial instrument would serve to reduce the actual cost paid for PTR, which would then be based on the higher market price.  The net effect of these hedging relationships is that our total cost of natural gas used for PTR approximates the amount originally hedged under this program.

Foreign Currency Hedging Portfolio

We are exposed to foreign currency exchange rate risk primarily through a Canadian NGL marketing subsidiary.  As a result, we could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar.  We attempt to hedge this risk using foreign exchange purchase contracts to fix the exchange rate.  Mark-to-market accounting is utilized for these contracts, which typically have a duration of one month.

In addition, we are exposed to foreign currency exchange rate risk through our Japanese Yen Term Loan Agreement (“Yen Term Loan”) that EPO entered into in November 2008.  As a result, we could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Japanese yen.  We hedged this risk by entering into a foreign exchange purchase contract to fix the exchange rate.  This purchase contract was designated as a cash flow hedge.  At December 31, 2008, the fair value of this contract was $9.3 million.  This contract will be settled in March 2009 upon repayment of the Yen Term Loan.

Adoption of SFAS 157 - Fair Value Measurements

On January 1, 2008, we adopted the provisions of SFAS 157 that apply to financial assets and liabilities. We adopted the provisions of SFAS 157 that apply to nonfinancial assets and liabilities on January 1, 2009.  SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date.

Our fair value estimates are based on either (i) actual market data or (ii) assumptions that other market participants would use in pricing an asset or liability.   These assumptions include estimates of risk. Recognized valuation techniques employ inputs such as product prices, operating costs, discount factors and business growth rates.   These inputs may be either readily observable, corroborated by market data or generally unobservable.  In developing our estimates of fair value, we endeavor to utilize the best information available and apply market-based data to the extent possible.  Accordingly, we utilize valuation techniques (such as the market approach) that maximize the use of observable inputs and minimize the use of unobservable inputs.

SFAS 157 established a three-tier hierarchy that classifies fair value amounts recognized or disclosed in the financial statements based on the observability of inputs used to estimate such fair values.  The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). At each balance sheet reporting date, we categorize our financial assets and liabilities using this hierarchy.  The characteristics of fair value amounts classified within each level of the SFAS 157 hierarchy are described as follows:

▪
Level 1 fair values are based on quoted prices, which are available in active markets for identical assets or liabilities as of the measurement date.  Active markets are defined as those in which transactions for identical assets or liabilities occur in sufficient frequency so as to provide pricing information on an ongoing basis (e.g., the NYSE or NYMEX).  Level 1 primarily consists of financial assets and liabilities such as exchange-traded financial instruments, publicly-traded equity securities and U.S. government treasury securities.

▪
Level 2 fair values are based on pricing inputs other than quoted prices in active markets (as reflected in Level 1 fair values) and are either directly or indirectly observable as of the measurement date.  Level 2 fair values include instruments that are valued using financial models or other appropriate valuation methodologies.  Such financial models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value of money, volatility factors for stocks and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are (i) observable in the marketplace throughout the full term of the instrument, (ii) can be derived from observable data or (iii) are validated by inputs other than quoted prices (e.g., interest rate and yield curves at commonly quoted intervals).  Level 2 includes non-exchange-traded instruments such as over-the-counter forward contracts, options and repurchase agreements.

▪
Level 3 fair values are based on unobservable inputs.  Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.  Unobservable inputs reflect the reporting entity’s own ideas about the assumptions that market participants would use in pricing an asset or liability (including assumptions about risk).  Unobservable inputs are based on the best information available in the circumstances, which might include the reporting entity’s internally-developed data.  The reporting entity must not ignore information about market participant assumptions that is reasonably available without undue cost and effort.  Level 3 inputs are typically used in connection with internally developed valuation methodologies where management makes its best estimate of an instrument’s fair value.  Level 3 generally includes specialized or unique financial instruments that are tailored to meet a customer’s specific needs.  At December 31, 2008 our Level 3 financial assets consisted of ethane based contracts with a range of two to twelve months in term.  This classification is primarily due to our reliance on broker quotes for this product due to the forward ethane markets being less than highly active.

The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured on a recurring basis at December 31, 2008.  These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Level 1	Level 2	Level 3	Total
Financial assets:
Commodity financial instruments	$4,030	$149,180	$32,552	$185,762
Foreign currency hedging financial instruments	--	9,284	--	9,284
Interest rate financial instruments	--	46,719	--	46,719
Total	$4,030	$205,183	$32,552	$241,765

Financial liabilities:
Commodity financial instruments	$7,137	$274,238	$--	$281,375
Foreign currency hedging financial instruments	--	109	--	109
Interest rate financial instruments	--	9,799	--	9,799
Total	$7,137	$284,146	$--	$291,283

Fair values associated with our interest rate, commodity and foreign currency financial instrument portfolios were developed using available market information and appropriate valuation techniques in accordance with SFAS 157.

The following table sets forth a reconciliation of changes in the fair value of our Level 3 financial assets and liabilities during the year ended December 31, 2008:

Balance, January 1, 2008	$(4,660)
Total gains (losses) included in:
Net income	(34,807)
Other comprehensive loss	37,212
Purchases, issuances, settlements	34,807
Balance, December 31, 2008	$32,552

Fair Value Information

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair values due to their short-term nature.  The estimated fair values of our fixed rate debt are based on quoted market prices for such debt or debt of similar terms and maturities.  The carrying amounts of our variable rate debt obligations reasonably approximate their fair values due to their variable interest rates.  The fair values associated with our interest rate and commodity hedging portfolios were developed using available market information and appropriate valuation techniques.  The following table presents the estimated fair values of our financial instruments at December 31, 2008:

	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Cash and cash equivalents, including restricted cash	$239,275	$239,275
Accounts receivable	1,243,117	1,243,117
Commodity financial instruments (1)	185,762	185,762
Foreign currency hedging financial instruments (2)	9,284	9,284
Interest rate hedging financial instruments (3)	46,719	46,719
Financial liabilities:
Accounts payable and accrued expenses	1,683,150	1,683,150
Fixed-rate debt (principal amount) (4)	7,704,296	6,638,954
Variable-rate debt	1,341,750	1,341,750
Commodity financial instruments (1)	281,375	281,375
Foreign currency hedging financial instruments (2)	109	109
Interest rate hedging financial instruments (3)	9,799	9,799

(1)   Represent commodity financial instrument transactions that either have not settled or have settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.
(2)   Relates to the hedging of our exposure to fluctuations in the Canadian dollar and Japanese yen.
(3)   Represent interest rate hedging financial instrument transactions that have not settled. Settled transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.
(4)   Due to the distress in the capital markets following the collapse of several major financial entities and uncertainty in the credit markets during 2008, corporate debt securities were trading at significant discounts.

Note 7.  Inventories

Our inventory amounts were as follows at December 31, 2008:

Working inventory (1)	$200,439
Forward sales inventory (2)	162,376
Total inventory	$362,815

(1)   Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.
(2)   Forward sales inventory consists of identified NGL and natural gas volumes dedicated to the fulfillment of forward sales contracts.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs.  We value our inventories at the lower of average cost or market.

In those instances where we take ownership of inventory volumes through percent-of-liquids contracts and similar arrangements (as opposed to actually purchasing volumes for cash from third parties), these volumes are valued at market-related prices during the month in which they are acquired.  We capitalize as a component of inventory those ancillary costs (e.g. freight-in and other handling and processing charges) incurred in connection with volumes obtained through such contracts.

Due to fluctuating commodity prices in the NGL, natural gas and petrochemical industry, we recognize lower of cost or market adjustments when the carrying value of our inventories exceed their net realizable value.

Note 8.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at December 31, 2008:

	Estimated
	Useful Life
	in Years
Plants and pipelines (1)	3-40 (5)	$12,296,318
Underground and other storage facilities (2)	5-35 (6)	900,664
Platforms and facilities (3)	20-31	634,761
Transportation equipment (4)	3-10	38,771
Land		54,627
Construction in progress		1,604,691
Total		15,529,832
Less accumulated depreciation		2,375,058
Property, plant and equipment, net		$13,154,774

(1)   Plants and pipelines include processing plants; NGL, petrochemical, oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings; laboratory and shop equipment; and related assets.
(2)   Underground and other storage facilities include underground product storage caverns; storage tanks; water wells; and related assets.
(3)   Platforms and facilities include offshore platforms and related facilities and other associated assets.
(4)   Transportation equipment includes vehicles and similar assets used in our operations.
(5)   In general, the estimated useful lives of major components of this category are as follows: processing plants, 20-35 years; pipelines, 18-40 years (with some equipment at 5 years); terminal facilities, 10-35 years; office furniture and equipment, 3-20 years; buildings, 20-35 years; and laboratory and shop equipment, 5-35 years.
(6)   In general, the estimated useful lives of major components of this category are as follows: underground storage facilities, 20-35 years (with some components at 5 years); storage tanks, 10-35 years; and water wells, 25-35 years (with some components at 5 years).

We recorded $71.6 million in capitalized interest during the year ended December 31, 2008.

We reviewed assumptions underlying the estimated remaining useful lives of certain of our assets during the first quarter of 2008.  As a result of our review, effective January 1, 2008, we revised the remaining useful lives of these assets, most notably the assets that constitute our Texas Intrastate System.  This revision increased the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have changed since our original determination made in September 2004.  These revisions will prospectively reduce our depreciation expense by approximately $20.0 million annually on assets having carrying values totaling $2.72 billion as of January 1, 2008.  On average, we extended the life of these assets by 3.1 years.

Asset retirement obligations

We have recorded AROs related to legal requirements to perform retirement activities as specified in contractual arrangements and/or governmental regulations. In general, our AROs primarily result from (i) right-of-way agreements associated with our pipeline operations, (ii) leases of plant sites and (iii) regulatory requirements triggered by the abandonment or retirement of certain underground storage assets and offshore facilities. In addition, our AROs may result from the renovation or demolition of certain assets containing hazardous substances such as asbestos.

The following table presents information regarding our AROs since December 31, 2007.

ARO liability balance, December 31, 2007	$40,614
Liabilities incurred	1,064
Liabilities settled	(7,229)
Revisions in estimated cash flows	1,163
Accretion expense	2,114
ARO liability balance, December 31, 2008	$37,726

Property, plant and equipment at December 31, 2008 includes $9.9 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

Certain of our unconsolidated affiliates have AROs recorded at December 31, 2008 relating to contractual agreements and regulatory requirements.  These amounts are immaterial to our Consolidated Balance Sheet.

Note 9.  Investments in and Advances to Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting.  Our investments in and advances to unconsolidated affiliates are grouped according to the business segment to which they relate.  See Note 14 for a general discussion of our business segments.  The following table shows our investments in and advances to unconsolidated affiliates at December 31, 2008.

	Ownership
	Percentage
NGL Pipelines & Services:
Venice Energy Service Company, L.L.C. (“VESCO”)	13.1%	$37,673
K/D/S Promix, L.L.C. (“Promix”)	50%	46,380
Baton Rouge Fractionators LLC (“BRF”)	32.2%	24,160
Skelly-Belvieu Pipeline Company, L.L.C. (“Skelly-Belvieu”) (1)	49%	35,969
Onshore Natural Gas Pipelines & Services:
Jonah Gas Gathering Company (“Jonah”)	19.4%	258,068
Evangeline (2)	49.5%	4,528
White River Hub, LLC (“White River Hub”) (3)	50%	21,387
Offshore Pipelines & Services:
Poseidon Oil Pipeline, L.L.C. (“Poseidon”)	36%	60,233
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50%	250,833
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	104,785
Neptune Pipeline Company, L.L.C. (“Neptune”)	25.7%	52,671
Nemo Gathering Company, LLC (“Nemo”)	33.9%	432
Texas Offshore Port System	33.3%	39,902
Petrochemical Services:
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	12,633
La Porte (4)	50%	3,887
Total		$953,541

(1) In December 2008, we acquired a 49% ownership interest in Skelly-Belvieu.
(2) Refers to our ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.
(3) In February 2008, we acquired a 50% ownership interest in White River Hub.
(4) Refers to our ownership interests in La Porte Pipeline Company, L.P. and La Porte GP, LLC, collectively.

On occasion, the price we pay to acquire an ownership interest in a company exceeds the underlying book value of the capital accounts we acquire.  Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates.  At December 31, 2008, our investments in Promix, La Porte, Neptune, Poseidon, Cameron Highway and Jonah included excess cost amounts totaling $43.7 million, all of which were attributable to the fair value of the underlying tangible assets of these entities exceeding their book carrying values at the time of our acquisition of interests in these entities.

NGL Pipelines & Services

At December 31, 2008, our NGL Pipelines & Services segment included the following unconsolidated affiliates accounted for using the equity method:

VESCO. We own a 13.1% interest in VESCO, which owns a natural gas processing facility and related assets located in south Louisiana.

Promix.  We own a 50% interest in Promix, which owns an NGL fractionation facility and related storage and pipeline assets located in south Louisiana.

BRF.  We own an approximate 32.2% interest in BRF, which owns an NGL fractionation facility located in south Louisiana.

Skelly-Belvieu.  In December 2008, we acquired a 49% interest in Skelly-Belvieu for $36.0 million.  Skelly-Belvieu owns a 570-mile pipeline that transports mixed NGLs to markets in southeast Texas.

The combined balance sheet information at December 31, 2008 of this segment’s current unconsolidated affiliates is summarized below.

Current assets	$64,080
Property, plant and equipment, net	368,059
Other assets	2,011
Total assets	$434,150

Current liabilities	$50,180
Other liabilities	24,271
Combined equity	359,699
Total liabilities and combined equity	$434,150

Onshore Natural Gas Pipelines & Services

At December 31, 2008, our Onshore Natural Gas Pipelines & Services segment included the following unconsolidated affiliates accounted for using the equity method:

Evangeline.  We own an approximate 49.5% aggregate interest in Evangeline, which owns a natural gas pipeline located in south Louisiana.  A subsidiary of Acadian Gas, LLC owns the Evangeline interests, which were contributed to Duncan Energy Partners in February 2007 in connection with its initial public offering (see Note 15).

Jonah. Our equity interest in Jonah at December 31, 2008 is based on capital contributions we made to Jonah in connection with its Phase V expansion project.  We completed Phase I of this expansion in July 2007 entitling us to approximately 19.4% in earnings and ownership with the remaining 80.6% entitlement to TEPPCO.  See Note 15 for additional information regarding our Jonah affiliate. Jonah owns the Jonah Gas Gathering System located in the Greater Green River Basin of southwestern Wyoming.

White River Hub. We own a 50% interest in White River Hub, which owns a natural gas hub located in northwest Colorado.  The hub was completed in December 2008.

The combined balance sheet information at December 31, 2008 of this segment’s current unconsolidated affiliates is summarized below.

Current assets	$97,470
Property, plant and equipment, net	1,082,251
Other assets	158,682
Total assets	$1,338,403

Current liabilities	$62,147
Other liabilities	21,890
Combined equity	1,254,366
Total liabilities and combined equity	$1,338,403

Offshore Pipelines & Services

At December 31, 2008, our Offshore Pipelines & Services segment included the following unconsolidated affiliates accounted for using the equity method:

Poseidon.  We own a 36% interest in Poseidon, which owns a crude oil pipeline that gathers production from the outer continental shelf and deepwater areas of the Gulf of Mexico for delivery to onshore locations in south Louisiana.

Cameron Highway.  We own a 50% interest in Cameron Highway, which owns a crude oil pipeline that gathers production from deepwater areas of the Gulf of Mexico, primarily the South Green Canyon area, for delivery to refineries and terminals in southeast Texas.

Deepwater Gateway.  We own a 50% interest in Deepwater Gateway, which owns the Marco Polo platform located in the Gulf of Mexico.  The Marco Polo platform processes crude oil and natural gas production from the Marco Polo, K2, K2 North and Genghis Khan fields located in the South Green Canyon area of the Gulf of Mexico.

Neptune. We own a 25.7% interest in Neptune, which owns Manta Ray Offshore Gathering System and Nautilus Pipeline System, which are natural gas pipelines located in the Gulf of Mexico.

Nemo. We own a 33.9% interest in Nemo, which owns the Nemo Gathering System, which is a natural gas pipeline located in the Gulf of Mexico.

Texas Offshore Port System.  In August 2008, we, together with TEPPCO and Oiltanking Holding Americas, Inc. (“Oiltanking”), announced the formation of the Texas Offshore Port System, a joint venture to design, construct, operate and own a Texas offshore crude oil port and a related onshore pipeline and storage system that would facilitate delivery of waterborne crude oil to refining centers located along the upper Texas Gulf Coast.  Demand for such projects is being driven by planned and expected refinery expansions along the Gulf Coast, expected increases in shipping traffic and operating limitations of regional ship channels. We own a one-third interest in the Texas Offshore Port System.  See Note 15 for additional information regarding this joint venture.

The combined balance sheet information at December 31, 2008 of this segment’s current unconsolidated affiliates is summarized below.

Current assets	$106,392
Property, plant and equipment, net	1,184,549
Other assets	3,608
Total assets	$1,294,549

Current liabilities	$58,379
Other liabilities	116,654
Combined equity	1,119,516
Total liabilities and combined equity	$1,294,549

Petrochemical Services

At December 31, 2008, our Petrochemical Services segment included the following unconsolidated affiliates accounted for using the equity method:

BRPC.  We own a 30% interest in BRPC, which owns a propylene fractionation facility located in south Louisiana.

La Porte. We own an aggregate 50% interest in La Porte, which owns a propylene pipeline extending from Mont Belvieu, Texas to La Porte, Texas.

The combined balance sheet information at December 31, 2008 of this segment’s current unconsolidated affiliates is summarized below.

Current assets	$3,634
Property, plant and equipment, net	43,720
Total assets	$47,354

Current liabilities	$1,737
Other liabilities	2
Combined equity	45,615
Total liabilities and combined equity	$47,354

Note 10.  Business Combinations

Our expenditures for business combinations during the year ended December 31, 2008 were $202.2 million and primarily reflect the acquisitions described below.

Great Divide Gathering System Acquisition.  In December 2008, one of our affiliates, Enterprise Gas Processing, LLC, purchased a 100% membership interest in Great Divide Gathering, LLC (“Great Divide”) for cash consideration of $125.2 million.  Great Divide was wholly owned by EnCana Oil & Gas (“EnCana”).

The assets of Great Divide consist of a 31-mile natural gas gathering system, the Great Divide Gathering System, located in the Piceance Basin of northwestern Colorado.  The Great Divide Gathering System extends from the southern portion of the Piceance Basin, including production from EnCana’s Mamm Creek field, to a pipeline interconnection with our Piceance Basin Gathering System.  Volumes of natural gas originating on the Great Divide Gathering System are transported through our Piceance Creek Gathering System to our 1.4 Bcf/d Meeker natural gas treating and processing complex.  A significant portion of these volumes are produced by EnCana, one of the largest natural gas producers in the region, and are dedicated the Great Divide and Piceance Creek Gathering Systems for the life of the associated lease holdings.

Tri-States and Belle Rose Acquisitions.  In October 2008, we acquired additional 16.7% membership interests in both Tri-States and Belle Rose for total cash consideration of $19.9 million.  As a result of this transaction, our ownership interest in Tri-States increased to 83.3%.  We now own 100% of the membership interests in Belle Rose.

Tri-States owns a 194-mile NGL pipeline located along the Mississippi, Alabama and Louisiana Gulf Coast.  Belle Rose owns a 48-mile NGL pipeline located in Louisiana.  These systems, in conjunction with the Wilprise pipeline, transport mixed NGLs to the BRF, Norco and Promix NGL fractionators located in south Louisiana.

Acquisition of Remaining Interest in Dixie.  In August 2008, we acquired the remaining 25.8% ownership interests in Dixie for cash consideration of $57.1 million.  As a result of this transaction, we own 100% of Dixie, which owns a 1,371-mile pipeline system that delivers NGLs (primarily propane and other chemical feedstock) to customers along the U.S. Gulf Coast and southeastern United States.

Purchase Price Allocations.  We accounted for business combinations completed during the year ended December 31, 2008 using the purchase method of accounting and, accordingly, such costs have been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values.  Such preliminary values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis.

	Great		Belle
	Divide	Tri-States	Rose	Dixie	Other (1)	Total
Assets acquired in business combination:
Current assets	$--	$813	$143	$4,021	$35	$5,012
Property, plant and equipment, net	70,643	18,417	1,129	33,727	(12,773)	111,143
Intangible assets	9,760	--	--	--	12,747	22,507
Other assets	--	46	--	382	--	428
Total assets acquired	80,403	19,276	1,272	38,130	9	139,090
Liabilities assumed in business combination:
Current liabilities	--	(581)	(68)	(2,581)	--	(3,230)
Long-term debt	--	--	--	(2,582)	--	(2,582)
Other long-term liabilities	(81)	--	(4)	(46,265)	--	(46,350)
Total liabilities assumed	(81)	(581)	(72)	(51,428)	--	(52,162)
Total assets acquired plus liabilities assumed	80,322	18,695	1,200	(13,298)	9	86,928
Total cash used for business combinations	125,175	18,695	1,200	57,089	1	202,160
Goodwill	$44,853	$--	$--	$70,387	$(8)	$115,232

(1)   Primarily represents non-cash reclassification adjustments to December 2007 preliminary fair value estimates for assets acquired in the South Monco natural gas pipeline business (“South Monco”) acquisition.

As a result of our 100% ownership interest in Dixie, we used push-down accounting to record this business combination.  In doing so, a temporary tax difference was created between the assets and liabilities of Dixie for financial reporting and tax purposes. Dixie recorded a deferred income tax liability of $45.1 million attributable to the temporary tax difference.

Note 11.  Intangible Assets and Goodwill

Identifiable Intangible Assets

The following table summarizes our intangible assets at December 31, 2008:

	Gross	Accum.	Carrying
	Value	Amort.	Value
NGL Pipelines & Services:
Shell Processing Agreement	$206,216	$(89,299)	$116,917
Encinal gas processing customer relationship	127,119	(28,045)	99,074
STMA and GulfTerra NGL Business customer relationships	49,784	(21,570)	28,214
Pioneer gas processing contracts	37,752	(3,601)	34,151
Markham NGL storage contracts	32,664	(18,509)	14,155
Toca-Western contracts	31,229	(10,280)	20,949
Other (1)	52,295	(14,745)	37,550
Segment total	537,059	(186,049)	351,010
Onshore Natural Gas Pipelines & Services:
San Juan Gathering System customer relationships	331,311	(92,471)	238,840
Petal & Hattiesburg natural gas storage contracts	100,499	(36,524)	63,975
Other (2)	41,501	(10,854)	30,647
Segment total	473,311	(139,849)	333,462
Offshore Pipelines & Services:
Offshore pipeline & platform customer relationships	205,845	(90,686)	115,159
Other	1,167	(107)	1,060
Segment total	207,012	(90,793)	116,219
Petrochemical Services:
Mont Belvieu propylene fractionation contracts	53,000	(10,474)	42,526
Other	14,906	(2,707)	12,199
Segment total	67,906	(13,181)	54,725
Total all segments	$1,285,288	$(429,872)	$855,416

(1)   In 2008, we acquired $6.0 million of certain permits related to our Mont Belvieu complex and had $12.7 million of purchase price allocation adjustments related to San Felipe customer relationships from the December 31, 2007 South Monco acquisition.
(2)   In 2008, we acquired $9.8 million of customer relationships due to the Great Divide business combination.

In general, our intangible assets fall within two categories – contract-based intangible assets and customer relationships.  Contract-based intangible assets represent commercial rights we acquired in connection with business combinations or asset purchases.  Customer relationship intangible assets represent customer bases that we acquired in connection with business combinations and asset purchases.  The values assigned to intangible assets are amortized to earnings using either (i) a straight-line approach or (ii) other methods that closely resemble the pattern in which the economic benefits of associated resource bases are estimated to be consumed or otherwise used, as appropriate.

We acquired $141.3 million of intangible assets primarily attributable to customer relationships we acquired in connection with the Encinal acquisition.  The $132.9 million of intangible assets we acquired in connection with the Encinal acquisition represents the value we assigned to customer relationships, particularly the long-term relationship we now have with Lewis through natural gas processing and gathering arrangements.  We recorded $127.1 million in our NGL Pipelines & Services segment associated with processing arrangements and $5.8 million in our Onshore Natural Gas Pipelines & Services segment associated with gathering arrangements.  These intangible assets will be amortized to earnings over a 20-year life using methods that closely resemble the pattern in which we estimate the depletion of the underlying natural gas resources to occur.

We acquired numerous customer relationship and contract-based intangible assets in connection with the GulfTerra Merger.  The customer relationship intangible assets represent the exploration and production, natural gas processing and NGL fractionation customer bases served by GulfTerra and the

South Texas midstream assets at the time the merger was completed.  The contract-based intangible assets represent the rights we acquired in connection with discrete contracts to provide storage services for natural gas and NGLs that GulfTerra had entered into prior to the merger.

The value we assigned to these customer relationships is being amortized to earnings using methods that closely resemble the pattern in which the economic benefits of the underlying oil and natural gas resource bases from which the customers produce are estimated to be consumed or otherwise used.  Our estimate of the useful life of each resource base is based on a number of factors, including reserve estimates, the economic viability of production and exploration activities and other industry factors.  This group of intangible assets primarily consists of the (i) Offshore Pipelines & Platforms customer relationships; (ii) San Juan Gathering System customer relationships; (iii) Texas Intrastate pipeline customer relationships; and (iv) STMA and GulfTerra NGL Business customer relationships.

The contract-based intangible assets we acquired in connection with the GulfTerra Merger are being amortized over the estimated useful life (or term) of each agreement, which we estimate to range from two to eighteen years.  This group of intangible assets consists of the (i) Petal and Hattiesburg natural gas storage contracts and (ii) Markham NGL storage contracts.

The Shell Processing Agreement grants us the right to process Shell’s (or its assignee’s) current and future production within the state and federal waters of the Gulf of Mexico.  We acquired this intangible asset in connection with our 1999 purchase of certain of Shell’s midstream energy assets located along the Gulf Coast. The value of the Shell Processing Agreement is being amortized on a straight-line basis over the remainder of its initial 20-year contract term through 2019.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction.  Goodwill is not amortized; however, it is subject to annual impairment testing.  The following table summarizes our goodwill amounts by segment at December 31, 2008:

NGL Pipelines & Services
GulfTerra Merger	$23,854
Acquisition of Indian Springs natural gas processing business	13,162
Acquisition of Encinal	95,272
Acquisition of interest in Dixie	80,279
Acquisition of Great Divide	44,853
Other	11,518
Onshore Natural Gas Pipelines & Services
GulfTerra Merger	279,956
Acquisition of Indian Springs natural gas gathering business	2,165
Offshore Pipelines & Services
GulfTerra Merger	82,135
Petrochemical Services
Acquisition of Mont Belvieu propylene fractionation business	73,690
Total	$706,884

In 2008, our only significant changes to goodwill were the recording of $70.4 million in connection with our acquisition of the remaining third party interest in Dixie and $44.9 million in connection with the acquisition of Great Divide.  The remaining ownership interests in Dixie were acquired from Amoco Pipeline Holding Company in August 2008.  Management attributes the goodwill to future earnings growth on the Dixie Pipeline.  Specifically, a 100% ownership interest in the Dixie Pipeline will increase our flexibility to pursue future opportunities.  Great Divide was acquired from EnCana in December 2008.  The Great Divide goodwill is attributable to management’s expectations of future benefits derived from incremental natural gas processing margins and other downstream activities.  The Dixie and Great Divide goodwill amounts are recorded as part of the NGL Pipelines & Services business segment due to management’s belief that such future benefits will accrue to businesses classified within this segment.  For additional information see Note 10.

Goodwill recorded in connection with the GulfTerra Merger can be attributed to our belief (at the time the merger was consummated) that the combined partnerships would benefit from the strategic location of each partnership’s assets and the industry relationships that each possessed.  In addition, we expected that various operating synergies could develop (such as reduced general and administrative costs and interest savings) that would result in improved financial results for the merged entity.  Based on miles of pipelines, GulfTerra was one of the largest natural gas gathering and transportation companies in the United States, serving producers in the central and western Gulf of Mexico and onshore in Texas and New Mexico.  These regions offer us significant growth potential through the acquisition and construction of additional pipelines, platforms, processing and storage facilities and other midstream energy infrastructure.

Management attributes goodwill recorded in connection with the Encinal acquisition to potential future benefits we may realize from our other south Texas processing and NGL businesses as a result of acquiring the Encinal business.  Specifically, our acquisition of the long-term dedication rights associated with the Encinal business is expected to add value to our south Texas processing facilities and related NGL businesses due to increased volumes.  The Encinal goodwill is recorded as part of the NGL Pipelines & Services business segment due to management’s belief that such future benefits will accrue to businesses classified within this segment.

The remainder of our goodwill amounts is associated with prior acquisitions, principally that of our purchase of a propylene fractionation business in February 2002 and our acquisition of indirect ownership interests in the Indian Springs natural gas gathering and processing business in January 2005.

Note 12.  Debt Obligations

Our consolidated debt obligations consisted of the following at December 31, 2008:

EPO senior debt obligations:
Multi-Year Revolving Credit Facility, variable rate, due November 2012	$800,000
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Petal GO Zone Bonds, variable rate, due August 2037	57,500
Yen Term Loan, 4.93% fixed-rate, due March 2009 (1)	217,596
Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
Senior Notes F, 4.625% fixed-rate, due October 2009 (1)	500,000
Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
Senior Notes K, 4.950% fixed-rate, due June 2010	500,000
Senior Notes L, 6.30% fixed-rate, due September 2017	800,000
Senior Notes M, 5.65% fixed-rate, due April 2013	400,000
Senior Notes N, 6.50% fixed-rate, due January 2019	700,000
Senior Notes O, 9.75% fixed-rate, due January 2014	500,000
Duncan Energy Partners’ debt obligations:
DEP I Revolving Credit Facility, variable rate, due February 2011	202,000
DEP II Term Loan Agreement, variable rate, due December 2011	282,250
Dixie Revolving Credit Facility, variable rate, due June 2010 (2)	--
Total principal amount of senior debt obligations	7,813,346
EPO Junior Subordinated Notes A, fixed/variable rate, due August 2066	550,000
EPO Junior Subordinated Notes B, fixed/variable rate, due January 2068	682,700
Total principal amount of senior and junior debt obligations	9,046,046
Other, non-principal amounts:
Change in fair value of debt-related financial instruments (see Note 6)	51,935
Unamortized discounts, net of premiums	(7,306)
Unamortized deferred net gains related to terminated interest rate swaps (see Note 6)	17,735
Total other, non-principal amounts	62,364
Total long-term debt	$9,108,410

Standby letters of credit outstanding	$1,000

(1)   In accordance with SFAS 6, Classification of Short-Term Obligations Expected to be Refinanced, long-term and current maturities of debt reflects the classification of such obligations at December 31, 2008.  With respect to the Yen Term Loan and Senior Notes F due in October 2009, we have the ability to use available credit capacity under EPO’s Multi-Year Revolving Credit Facility to fund the repayment of this debt.
(2)   The Dixie Revolving Credit Facility was terminated in January 2009.

Letters of credit

At December 31, 2008, we had $1.0 million in standby letters outstanding under Duncan Energy Partners’ DEP I Revolving Credit Facility.

Enterprise Products Partners-Subsidiary guarantor relationships

Enterprise Partners Products L.P. acts as guarantor of the consolidated debt obligations of EPO with the exception of the DEP I Revolving Credit Facility and the DEP II Term Loan Agreement.  If EPO were to default on any of its guaranteed debt, Enterprise Products Partners L.P. would be responsible for full repayment of that obligation.

EPO’s debt obligations

Multi-Year Revolving Credit Facility.  In November 2007, EPO executed an amended and restated Multi-Year Revolving Credit Facility totaling $1.75 billion, which replaced an existing $1.25 billion multi-year revolving credit agreement.  Amounts borrowed under the amended and restated credit agreement mature in November 2012, although EPO is permitted, 30 to 60 days before the maturity date in effect, to convert the principal balance of the revolving loans then outstanding into a non-revolving, one-year term loan (the “term-out option”).  There is no sublimit on the amount of standby letters of credit that can be outstanding under the amended facility. EPO’s borrowings under this agreement are unsecured general obligations that are non-recourse to EPGP.  Enterprise Products Partners L.P. has guaranteed repayment of amounts due under this revolving credit agreement through an unsecured guarantee.

As defined by the credit agreement, variable interest rates charged under this facility bear interest at a Eurodollar rate plus an applicable margin.  In addition, EPO is required to pay a quarterly facility fee on each lender’s commitment irrespective of commitment usage.

The applicable margins will be increased by 0.10% per annum for each day that the total outstanding loans and letter of credit obligations under the facility exceeds 50% of the total lender commitments. Also, upon the conversion of the revolving loans to term loans pursuant to the term-out option described above, the applicable margin will increase by 0.125% per annum and, if immediately prior to such conversion, the total amount of outstanding loans and letter of credit obligations under the facility exceeds 50% of the total lender commitments, the applicable margin with respect to the term loans will increase by an additional 0.10% per annum.

EPO may increase the amount that may be borrowed under the facility, without the consent of the lenders, by an amount not exceeding $500.0 million by adding to the facility one or more new lenders and/or requesting that the commitments of existing lenders be increased, although none of the existing lenders has agreed to or is obligated to increase its existing commitment. EPO may request unlimited one-year extensions of the maturity date by delivering a written request to the administrative agent, but any such extension shall be effective only if consented to by the required lenders in their sole discretion.

The Multi-Year Revolving Credit Facility contains various covenants related to EPO’s ability to incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; and make certain investments. The loan agreement also requires EPO to satisfy certain financial covenants at the end of each fiscal quarter.  The credit agreement also restricts EPO’s ability to pay cash distributions to us if a default or an event of default (as defined in the credit agreement) has occurred and is continuing at the time such distribution is scheduled to be paid.

Pascagoula MBFC Loan.  In connection with the construction of our Pascagoula, Mississippi natural gas processing plant in 2000, EPO entered into a ten-year fixed-rate loan with the Mississippi Business Finance Corporation (“MBFC”).  This loan is subject to a make-whole redemption right and is guaranteed by us through an unsecured and unsubordinated guarantee.  The Pascagoula MBFC Loan contains certain covenants including the maintenance of appropriate levels of insurance on the Pascagoula facility.

The indenture agreement for this loan contains an acceleration clause whereby if EPO’s credit rating by Moody’s declines below Baa3 in combination with our credit rating at Standard & Poor’s declining below BBB-, the $54.0 million principal balance of this loan, together with all accrued and unpaid interest, would become immediately due and payable 120 days following such event.  If such an event occurred, we would have to either redeem the Pascagoula MBFC Loan or provide an alternative credit agreement to support our obligation under this loan.

Petal GO Zone Bonds.  In August 2007, Petal borrowed $57.5 million from the MBFC pursuant to a loan agreement and promissory note between Petal Gas Storage, L.L.C. (“Petal”) and the MBFC to pay a portion of the costs of certain natural gas storage facilities located in Petal, Mississippi.  The promissory note between Petal and MBFC is guaranteed by EPO and supported by a letter of credit issued by Petal.  On the same date, the MBFC issued $57.5 million in Gulf Opportunity Zone Tax-Exempt (“GO Zone”) bonds to various third parties.  A portion of the GO Zone bond proceeds were being held by a third party trustee and reflected as a component of other assets on our balance sheet.  During 2008, virtually all proceeds from the GO Zone bonds were released by the trustee to fund construction costs associated with the expansion of our Petal, Mississippi storage facility.  The promissory note and the GO Zone bonds have identical terms including floating interest rates and maturities of 30 years.  The bonds and the associated tax incentives are authorized under the Mississippi Business Finance Act and the Gulf Opportunity Zone Act of 2005.

Petal MBFC Loan.  In August 2007, Petal, a wholly owned subsidiary of EPO, entered into a loan agreement and a promissory note with the MBFC under which Petal may borrow up to $29.5 million.  On the same date, the MBFC issued taxable bonds to EPO in the maximum amount of $29.5 million.  As of December 31, 2008, there was $8.9 million outstanding under the loan and the bonds.  EPO will make advances on the bonds to the MBFC and the MBFC will in turn make identical advances to Petal under the promissory note. The promissory note and the taxable bonds have identical terms including fixed interest rates of 5.90% and maturities of fifteen years.  The bonds and the associated tax incentives are authorized under the Mississippi Business Finance Act.  Petal may prepay on the promissory note without penalty, and thus cause the bonds to be redeemed, any time after one year from their date of issue.  The loan and bonds are netted in preparing our Consolidated Balance Sheet.

Japanese Yen Term Loan. In November 2008, EPO executed the Yen Term Loan in the amount of approximately 20.7 billion yen (approximately $217.6 million U.S. Dollar equivalent on the closing date).  EPO’s obligations under the Yen Term Loan are not secured by any collateral; however, the obligations are guaranteed by Enterprise Products Partners L.P. pursuant to a guaranty agreement.  The Yen Term Loan will mature on March 30, 2009.

Under the Yen Term Loan, interest accrues on the loan at the Tokyo Interbank Offered Rate (“TIBOR”) plus 2%.  EPO entered into foreign exchange currency swaps that effectively convert the TIBOR loan into a U.S. Dollar loan with a fixed interest rate (including the cost of the swaps) through maturity of approximately 4.93%.  As a result, EPO received US$217.6 million net from this transaction.  In addition, EPO executed a forward purchase exchange (yen principal and interest due) for March 30, 2009 at an exchange rate of 94.515 to eliminate foreign exchange risk, resulting in a payment of US$221.6 million on March 30, 2009.  For additional information see Note 6.

364-Day Revolving Credit Facility. In November 2008, EPO executed a 364-Day Revolving Credit Agreement (“364-Day Revolving Credit Facility”) in the amount of $375.0 million.  EPO’s obligations under the 364-Day Revolving Credit Facility are not secured by any collateral; however, the obligations are guaranteed by Enterprise Products Partners L.P. pursuant to a guaranty agreement.  The 364-Day Revolving Credit Facility will mature on November 16, 2009.  As of December 31, 2008, there were no borrowings outstanding under this credit facility.

The 364-Day Revolving Credit Facility offers the following loans, each having different interest requirements: (i) London Interbank Offered Rate (“LIBOR”) loans bear interest at a rate per annum equal to LIBOR plus the applicable LIBOR margin and (ii) Base Rate loans bear interest each day at a rate per annum equal to the higher of (a) the rate of interest announced by the administrative agent as its prime rate, (b) 0.5% per annum above the Federal Funds Rate in effect on such date , and (c) 1.0% per annum above LIBOR in effect on such date plus, in each case, the applicable Base Rate margin.

The commitments may be increased by an amount not to exceed $1.0 billion by adding one or more new lenders to the facility or increasing the commitments of existing lenders, although none of the existing lenders has agreed to or is obligated to increase its existing commitment. With certain exceptions and after certain time periods, if EPO issues debt with a maturity of more than three years, the lenders’ commitments under the 364-Day Revolving Credit Facility will be reduced to the extent of any debt proceeds, and any outstanding loans in excess of such reduced commitments must be repaid.

Senior Notes B through L.  These fixed-rate notes are unsecured obligations of EPO and rank equally with its existing and future unsecured and unsubordinated indebtedness.  They are senior to any future subordinated indebtedness.  EPO’s borrowings under these notes are non-recourse to EPGP.  We have guaranteed repayment of amounts due under these notes through an unsecured and unsubordinated guarantee.  Our guarantee of such notes is non-recourse to EPGP.  The Senior Notes are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

Senior Notes M and N. In April 2008, EPO sold $400.0 million in principal amount of 5-year senior unsecured notes (“Senior Notes M”) and $700.0 million in principal amount of 10-year senior unsecured notes (“Senior Notes N”) under its universal registration statement.  Senior Notes M were issued at 99.906% of their principal amount, have a fixed interest rate of 5.65% and mature in April 2013.  Senior Notes N were issued at 99.866% of their principal amount, have a fixed interest rate of 6.50% and mature in January 2019.

 Senior Notes M pay interest semi-annually in arrears on April 1 and October 1 of each year.  Senior Notes N pay interest semi-annually in arrears on January 31 and July 31 of each year.  Net proceeds from the issuance of Senior Notes M and N were used to temporarily reduce indebtedness outstanding under the EPO Multi-Year Revolving Credit Facility.

Senior Notes M and N rank equal with EPO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any existing and future subordinated indebtedness of EPO.  EPO’s borrowings under these notes are non-recourse to EPGP.  Senior Notes M and N are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

Senior Notes O.  In December 2008, EPO sold $500.0 million in principal amount of 5-year senior unsecured notes (“Senior Notes O”) under its universal registration statement.  Senior Notes O were issued at 100% of their principal amount, have a fixed interest rate of 9.75% and mature in January 2014.

Senior Notes O pay interest semi-annually in arrears on January 31 and July 31 of each year, commencing January 31, 2009.  Net proceeds from the issuance of Senior Notes O were used to temporarily reduce indebtedness outstanding under the EPO Multi-Year Revolving Credit Facility.

Senior Notes O rank equal with EPO’s existing and future unsecured and unsubordinated indebtedness.  They are senior to any existing and future subordinated indebtedness of EPO.  EPO’s borrowings under these notes are non-recourse to EPGP.  Senior Notes O are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

Junior Notes A.  In the third quarter of 2006, EPO sold $550.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due 2066 (“Junior Notes A”).  EPO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Multi-Year Revolving Credit Facility and for general partnership purposes.  EPO’s payment obligations under Junior Notes A are subordinated to all of its current and future senior indebtedness (as defined in the related indenture agreement).  Enterprise Products Partners L.P. guaranteed EPO’s repayment of amounts due under Junior Notes A through an unsecured and subordinated guarantee.

The indenture agreement governing Junior Notes A allows EPO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions.  The indenture agreement also provides that, unless (i) all deferred interest on Junior Notes A has been paid in full as of the most recent interest payment date, (ii) no event of default under the indenture agreement has occurred and is continuing and (iii) we are not in default of our obligations under related guarantee agreements, neither we nor EPO cannot declare or make any distributions to any of our respective equity securities or make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the Junior Notes A.

The Junior Notes A bear interest at a fixed annual rate of 8.375% from July 2006 to August 2016, payable semi-annually in arrears in February and August of each year, which commenced in February 2007.  After August 2016, the Junior Notes A will bear variable rate interest at an annual rate equal to the 3-month LIBOR rate for the related interest period plus 3.708%, payable quarterly in arrears in February, May, August and November of each year commencing in November 2016.  Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to the certain provisions.  The Junior Notes A mature in August 2066 and are not redeemable by EPO prior to August 2016 without payment of a make-whole premium.

In connection with the issuance of Junior Notes A, EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as defined in the underlying documents) pursuant to which EPO agreed for the benefit of such debt holders that it would not redeem or repurchase such junior notes unless such redemption or repurchase is made using proceeds from the issuance of certain securities.

Junior Notes B.  EPO sold $700.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due January 2068 (“Junior Notes B”) during the second quarter of 2007.  EPO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Multi-Year Revolving Credit Facility and for general partnership purposes.  EPO’s payment obligations under Junior Notes B are subordinated to all of its current and future senior indebtedness (as defined in the Indenture Agreement).  Enterprise Products Partners L.P. has guaranteed repayment of amounts due under Junior Notes B through an unsecured and subordinated guarantee.

The indenture agreement governing Junior Notes B allows EPO to defer interest payments on one or more occasions for up to ten consecutive years subject to certain conditions.  During any period in which interest payments are deferred and subject to certain exceptions, neither we nor EPO can declare or make any distributions to any of our respective equity securities or make any payments on indebtedness or other obligations that rank pari passu with or are subordinate to Junior Notes B.  Junior Notes B rank pari passu with Junior Notes A.

The Junior Notes B will bear interest at a fixed annual rate of 7.034% through January 15, 2018, payable semi-annually in arrears in January and July of each year, which commenced in January 2008.  After January 2018, the Junior Notes B will bear variable rate interest at the greater of (1) the sum of the 3-month LIBOR for the related interest period plus a spread of 268 basis points or (2) 7.034% per annum, payable quarterly in arrears in January, April, July and October of each year commencing in April 2018.  Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to certain provisions.  The Junior Notes B mature in January 2068 and are not redeemable by EPO prior to January 2018 without payment of a make-whole premium.

In connection with the issuance of Junior Notes B, we and EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as named therein) pursuant to which we and EPO agreed for the benefit of such debt holders that neither we nor EPO would redeem or repurchase such junior notes on or before January 15, 2038, unless such redemption or repurchase is made from the proceeds of issuance of certain securities.

During the fourth quarter of 2008, we retired $17.3 million of our Junior Notes B for $10.2 million.

Duncan Energy Partners’ debt obligations

We consolidate the debt of Duncan Energy Partners with that of our own; however, we do not have the obligation to make interest payments or debt payments with respect to the debt of Duncan Energy Partners.

DEP I Revolving Credit Facility.  In February 2007, Duncan Energy Partners entered into a $300.0 million revolving credit facility, all of which may be used for letters of credit, with a $30.0 million sublimit for Swingline loans.  Letters of credit outstanding under this facility reduce the amount available for borrowings.  At the closing of its initial public offering, Duncan Energy Partners made its initial borrowing of $200.0 million under the facility to fund a $198.9 million cash distribution to EPO and the remainder to pay debt issuance costs.  At December 31, 2008, the principal balance outstanding under this facility was $202.0 million.

This credit facility matures in February 2011 and will be used by Duncan Energy Partners in the future to fund working capital and other capital requirements and for general partnership purposes.  Duncan Energy Partners may make up to two requests for one-year extensions of the maturity date (subject to certain restrictions).  The revolving credit facility is available to pay distributions upon the initial contribution of assets to Duncan Energy Partners, fund working capital, make acquisitions and provide payment for general purposes.  Duncan Energy Partners can increase the revolving credit facility, without consent of the lenders, by an amount not to exceed $150.0 million by adding to the facility one or more new lenders and/or increasing the commitments of existing lenders.  No existing lender is required to increase its commitment, unless it agrees to do so in its sole discretion.

This revolving credit facility offers the following unsecured loans, each having different interest requirements: (i) a Eurodollar rate, plus the applicable Eurodollar margin (as defined in the credit agreement), (ii) Base Rate loans bear interest at a rate per annum equal to the higher of (a) the rate of interest publicly announced by the administrative agent, Wachovia Bank, National Association, as its Base Rate and (b) 0.5% per annum above the Federal Funds Rate in effect on such date and (iii) Swingline loans bear interest at a rate per annum equal to LIBOR plus an applicable LIBOR margin.

The Duncan Energy Partners’ credit facility contains certain financial and other customary covenants.  Also, if an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity date of amounts borrowed under the credit agreement and exercise other rights and remedies.

DEP II Term Loan Agreement.  In April 2008, Duncan Energy Partners entered into a standby term loan agreement consisting of commitments for up to a $300.0 million senior unsecured term loan.  Subsequently, commitments under this agreement decreased to $282.3 million due to bankruptcy of one of the lenders. Duncan Energy Partners borrowed the full amount of $282.3 million on December 8, 2008 in connection with the acquisition of equity interests in the DEP II Midstream Businesses.  See “Relationship with Duncan Energy Partners” in Note 15 for additional information regarding the DEP II Midstream Businesses.

Loans under the term loan agreement are due and payable on December 8, 2011. Duncan Energy Partners may also prepay loans under the term loan agreement at any time, subject to prior notice in accordance with the credit agreement. Loans may also be payable earlier in connection with an event of default.

Loans under the term loan agreement bear interest of the type specified in the applicable borrowing request, and consist of either Alternate Base Rate (“ABR”) loans or Eurodollar loans.  The term loan agreement contains customary affirmative and negative covenants.

Dixie Revolving Credit Facility

Dixie’s debt obligation consisted of a senior, unsecured revolving credit facility having a borrowing capacity of $28.0 million.  As of December 31, 2008, there were no debt obligations outstanding under the Dixie Revolver.  This credit facility was terminated in January 2009.  EPO consolidated the debt of Dixie; however, EPO did not have the obligation to make interest or debt payments with respect to Dixie’s debt.

Variable interest rates charged under this facility generally bore interest, at Dixie’s election at the time of each borrowing, at either (i) a Eurodollar rate plus an applicable margin or (ii) the greater of (a) the prime rate or (b) the Federal Funds Effective Rate plus 0.5%.

Canadian Debt Obligation

In May 2007, Canadian Enterprise Gas Products, Ltd. (“Canadian Enterprise”), a wholly owned subsidiary of EPO, entered into a $30.0 million Canadian revolving credit facility with The Bank of Nova Scotia.  The credit facility, which includes the issuance of letters of credit, matures in October 2011.  Letters of credit outstanding under this facility reduce the amount available for borrowings.

Borrowings may be made in Canadian or U.S. dollars.  Canadian denominated borrowings may be comprised of Canadian Prime Rate (“CPR”) loans or Bankers’ Acceptances and U.S. denominated borrowings may be comprised of ABR or Eurodollar loans, each having different interest rate requirements.  CPR loans bear interest at a rate determined by reference to the Canadian Prime Rate.  ABR loans bear interest at a rate determined by reference to an alternative base rate as defined in the credit agreement.  Eurodollar loans bear interest at a rate determined by the LIBOR plus an applicable rate as defined in the credit agreement.  Bankers’ Acceptances carry interest at the rate for Canadian bankers’ acceptances plus an applicable rate as defined in the credit agreement.

The credit facility contains customary covenants and events of default.  The restrictive covenants limit Canadian Enterprise from materially changing the nature of its business or operations, dissolving, or completing mergers.  A continuing event of default would accelerate the maturity of amounts borrowed under the credit facility.  The obligations under the credit facility are guaranteed by EPO.  As of December 31, 2008, there were no debt obligations outstanding under this credit facility.

Covenants

We are in compliance with the covenants of our consolidated debt agreements at December 31, 2008.

Information regarding variable interest rates paid

The following table shows the range of interest rates paid and weighted-average interest rate paid on our consolidated variable-rate debt obligations during the year ended December 31, 2008.

	Range of	Weighted-Average
	Interest Rates	Interest Rate
	Paid	Paid
EPO’s Multi-Year Revolving Credit Facility	0.97% to 6.00%	3.54%
DEP I Revolving Credit Facility	1.30% to 6.20%	4.25%
DEP II Term Loan Agreement	2.93% to 2.93%	2.93%
Dixie Revolving Credit Facility	0.81% to 5.50%	3.20%
Petal GO Zone Bonds	0.78% to 7.90%	2.24%

Consolidated debt maturity table

The following table presents the scheduled maturities of principal amounts of our debt obligations for the next five years and in total thereafter.

2009	$--
2010	554,000
2011	934,250
2012	1,517,596
2013	750,000
Thereafter	5,290,200
Total scheduled principal payments	$9,046,046

Debt Obligations of Unconsolidated Affiliates

We have two unconsolidated affiliates with long-term debt obligations.  The following table shows (i) our ownership interest in each entity at December 31, 2008, (ii) total debt of each unconsolidated affiliate at December 31, 2008 (on a 100% basis to the affiliate) and (iii) the corresponding scheduled maturities of such debt.

	Our		Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2009	2010	2011	2012	2013	2013
Poseidon	36%	$109,000	$--	$--	$109,000	$--	$--	$--
Evangeline	49.5%	15,650	5,000	3,150	7,500	--	--	--
Total		$124,650	$5,000	$3,150	$116,500	$--	$--	$--

The credit agreements of our unconsolidated affiliates contain various affirmative and negative covenants, including financial covenants.  These businesses were in compliance with such covenants at December 31, 2008.  The credit agreements of our unconsolidated affiliates restrict their ability to pay cash dividends if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend is scheduled to be paid.

The following information summarizes significant terms of the debt obligations of our unconsolidated affiliates at December 31, 2008:

Poseidon.  Poseidon has $109.0 million outstanding under its $150.0 million revolving credit facility that matures in May 2011.  Interest rates charged under this revolving credit facility are variable and depend on the ratio of Poseidon’s total debt to its earnings before interest, taxes, depreciation and amortization.  This credit agreement is secured by substantially all of Poseidon’s assets.  The variable interest rates charged on this debt at December 31, 2008 were 4.31%.

Evangeline.  At December 31, 2008, short and long-term debt for Evangeline consisted of (i) $8.2 million in principal amount of 9.90% fixed-rate Series B senior secured notes due December 2010 and (ii) a $7.5 million subordinated note payable.  The Series B senior secured notes are collateralized by Evangeline’s property, plant and equipment, proceeds from a gas sales contract, and by a debt service reserve requirement.  Scheduled principal repayments on the Series B notes are $5.0 million in 2009 with a final repayment in 2010 of approximately $3.2 million.  The trust indenture governing the Series B notes contains covenants such as requirements to maintain certain financial ratios.

Evangeline incurred the subordinated note payable as a result of its acquisition of a contract-based intangible asset in the 1990s.  This note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the note until such time as the Series B noteholders are either fully cash secured through debt service accounts or have been completely repaid.  Variable rate interest accrues on the subordinated note at a Eurodollar rate plus 0.5%.  The variable interest rates charged on this note at December 31, 2008 were 3.20%.  Accrued interest payable related to the subordinated note was $9.8 million at December 31, 2008.

Note 13.  Equity

At December 31, 2008, equity consisted of the capital account of Enterprise GP Holdings, accumulated other comprehensive loss and noncontrolling interest.  Enterprise GP Holdings is a publicly traded limited partnership that completed an initial public offering of its common units in August 2005 and trades on the NYSE under the ticker symbol “EPE.”

Accumulated Other Comprehensive Loss

The following table presents the components of accumulated other comprehensive loss at December 31, 2008:

Commodity financial instruments (1)	$(114,077)
Interest rate financial instruments (1)	3,818
Foreign currency cash flow hedges (1)	10,594
Foreign currency translation adjustment (2)	(1,301)
Pension and postretirement benefit plans (3)	(751)
Subtotal	(101,717)
Amount attributable to noncontrolling interest	99,712
Total accumulated other comprehensive loss
in member’s equity	$(2,005)

(1) See Note 6 for additional information regarding these components of accumulated other comprehensive loss.
(2) Relates to transactions of our Canadian NGL marketing subsidiary.
(3) See Note 5 for additional information regarding pension and postretirement benefit plans.

Noncontrolling Interest

The following table shows the components of noncontrolling interest at December 31, 2008:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$5,010,596
Related party owners of Enterprise Products Partners (2)	649,390
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (3)	281,071
Joint venture partners (4)	112,578
Accumulated other comprehensive loss attributable to
noncontrolling interest	(99,712)
Total noncontrolling interest on Consolidated Balance Sheet	$5,953,923

(1)   Consists of non-affiliate public unitholders of Enterprise Products Partners.
(2)   Consists of unitholders of Enterprise Products Partners that are related party affiliates. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.
(3)   Consists of non-affiliate public unitholders of Duncan Energy Partners.
(4)   Represents third-party ownership interests in joint ventures that we consolidate, including Seminole, Tri-States Pipeline, L.L.C. (“Tri-States”), Independence Hub, LLC and Wilprise Pipeline Company, L.L.C. (“Wilprise”).

Note 14.  Business Segments

We have four reportable business segments: NGL Pipelines & Services, Onshore Natural Gas Pipelines & Services, Offshore Pipelines & Services and Petrochemical Services.  Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold.

The majority of our plant-based operations are located in Texas, Louisiana, Mississippi, New Mexico, Colorado and Wyoming.  Our natural gas, NGL and crude oil pipelines are located in a number of regions of the United States including (i) the Gulf of Mexico offshore Texas and Louisiana; (ii) the south and southeastern United States (primarily in Texas, Louisiana, Mississippi and Alabama); and (iii) certain regions of the central and western United States, including the Rocky Mountains.  Our marketing activities are headquartered in Houston, Texas and serve customers in a number of regions of the United States including the Gulf Coast, West Coast and Mid-Continent areas.

Consolidated property, plant and equipment and investments in and advances to unconsolidated affiliates are assigned to each segment on the basis of each asset’s or investment’s principal operations.  The principal reconciling difference between consolidated property, plant and equipment and the total value of segment assets is construction in progress.  Segment assets represent the net book carrying value of facilities and other assets that contribute to gross operating margin of that particular segment.  Since assets under construction generally do not contribute to segment gross operating margin, such assets are excluded from segment asset totals until they are placed in service.  Consolidated intangible assets and goodwill are assigned to each segment based on the classification of the assets to which they relate.

Information by segment, together with reconciliations to our consolidated totals, is presented in the following table:

	Reportable Segments
		Onshore
	NGL	Natural Gas	Offshore		Adjustments
	Pipelines	Pipelines	Pipelines	Petrochemical	and	Consolidated
	& Services	& Services	& Services	Services	Eliminations	Totals
Segment assets:
At December 31, 2008	$5,424,134	$4,033,312	$1,394,480	$698,157	$1,604,691	$13,154,774
Investments in and advances to unconsolidated affiliates (see Note 9):
At December 31, 2008	144,182	283,983	508,856	16,520	--	953,541
Intangible assets, net (see Note 11):
At December 31, 2008	351,010	333,462	116,219	54,725	--	855,416
Goodwill (see Note 11):
At December 31, 2008	268,938	282,121	82,135	73,690	--	706,884

Note 15.  Related Party Transactions

The following table summarizes our related party transactions as of December 31, 2008:

Accounts receivable - related parties:
EPCO and affiliates	$22,601
Energy Transfer Equity and affiliates	35,001
Total	$57,602

Accounts payable - related parties:
EPCO and affiliates	$39,453
Energy Transfer Equity and affiliates	150
Total	$39,603

Investments in and advances to unconsolidated affiliates: (1)
Unconsolidated affiliates	$15,332

(1) Net accounts receivable (payable) with unconsolidated affiliates are reclassified to "Investments in and advances to unconsolidated affiliates" on our Consolidated Balance Sheet.

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not a part of our consolidated group of companies:

▪	EPCO and its private company subsidiaries;

▪	Enterprise GP Holdings, which owns and controls EPGP;

▪	TEPPCO, which is owned and controlled by Enterprise GP Holdings; and

▪	the Employee Partnerships (see Note 4).

We also have an ongoing relationship with Duncan Energy Partners, the financial statements of which are consolidated with those of our own.  Our transactions with Duncan Energy Partners are eliminated in consolidation.  A description of our relationship with Duncan Energy Partners is presented within this Note 15.

EPCO is a private company controlled by Dan L. Duncan, who is also a Director and Chairman of EPGP.  At December 31, 2008, EPCO and its affiliates beneficially owned 152,506,527 (or 34.5%) of Enterprise Products Partners’ outstanding common units, which includes 13,670,925 of Enterprise Products Partners’ common units owned by Enterprise GP Holdings.  In addition, at December 31, 2008, EPCO and its affiliates beneficially owned 77.8% of the limited partner interests of Enterprise GP Holdings and 100% of its general partner, EPE Holdings.  Enterprise GP Holdings owns all of the membership interests of EPGP.  The principal business activity of EPGP is to act as Enterprise Products Partners’ managing partner.  The executive officers and certain of the directors of EPGP and EPE Holdings are employees of EPCO.

In connection with its general partner interest in Enterprise Products Partners, EPGP received cash distributions of $144.1 million from Enterprise Products Partners during the year ended December 31,

2008.  This amount includes incentive distributions of $125.9 million for the year ended December 31, 2008.

Enterprise Products Partners and EPGP are both separate legal entities apart from each other and apart from EPCO, Enterprise GP Holdings and their respective other affiliates, with assets and liabilities that are separate from those of EPCO, Enterprise GP Holdings and their respective other affiliates.  EPCO and its private company subsidiaries depend on the cash distributions they receive from Enterprise Products Partners, Enterprise GP Holdings and other investments to fund their other operations and to meet their debt obligations.  EPCO and its private company affiliates received $405.2 million in cash distributions from Enterprise Products Partners and Enterprise GP Holdings during the year ended December 31, 2008.

The ownership interests in Enterprise Products Partners that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility.  In addition, substantially all of the ownership interests in Enterprise Products Partners that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO.  This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, TEPPCO and Enterprise Products Partners.

We have entered into an agreement with an affiliate of EPCO to provide trucking services to us for the transportation of NGLs and other products.  We lease office space in various buildings from affiliates of EPCO.

EPCO ASA

We have no employees. All of our operating functions and general and administrative support services are provided by employees of EPCO pursuant to the ASA.  Enterprise Products Partners, Duncan Energy Partners, Enterprise GP Holdings, TEPPCO and our respective general partners are parties to the ASA.  The significant terms of the ASA are as follows:

▪
EPCO will provide selling, general and administrative services, and management and operating services, as may be necessary to manage and operate our businesses, properties and assets (all in accordance with prudent industry practices).  EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

▪
We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including expenses reasonably allocated to us by EPCO).  In addition, we have agreed to pay all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to us by EPCO.

▪	EPCO will allow us to participate as a named insured in its overall insurance program, with the associated premiums and other costs being allocated to us.

Under the ASA, EPCO subleases to us (for $1 per year) certain equipment which it holds pursuant to operating leases and has assigned to us its purchase option under such leases (the “retained leases”).  EPCO remains liable for the actual cash lease payments associated with these agreements.  We record the full value of these payments made by EPCO on our behalf as a non-cash related party operating lease expense, with the offset to equity accounted for as a general contribution to our partnership.  We exercised our election under the retained leases to purchase a cogeneration unit in December 2008 for $2.3 million.  Should we decide to exercise the purchase option associated with the remaining agreement, we would pay the original lessor $3.1 million in June 2016.

Since the vast majority of such expenses are charged to us on an actual basis (i.e. no mark-up or subsidy is charged or received by EPCO), we believe that such expenses are representative of what the amounts would have been on a stand alone basis. With respect to allocated costs, we believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs we would have incurred on a standalone basis.

The ASA also addresses potential conflicts that may arise among Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), Duncan Energy Partners (including DEP GP), and the EPCO Group with respect to business opportunities with third parties.  The EPCO Group includes EPCO and its other affiliates, but excludes Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners and their respective general partners.  With respect to potential conflicts with respect to third party business opportunities, the ASA provides, among other things, that:

▪
If a business opportunity to acquire “equity securities” (as defined below) is presented to the EPCO Group, Enterprise Products Partners (including EPGP), Enterprise GP Holdings (including EPE Holdings), Duncan Energy Partners (including DEP GP), then Enterprise GP Holdings will have the first right to pursue such opportunity.  The term “equity securities” is defined to include:

▪
general partner interests (or securities which have characteristics similar to general partner interests) or interests in “persons” that own or control such general partner or similar interests (collectively, “GP Interests”) and securities convertible, exercisable, exchangeable or otherwise representing ownership or control of such GP Interests; and

▪
IDRs and limited partner interests (or securities which have characteristics similar to IDRs or limited partner interests) in publicly traded partnerships or interests in “persons” that own or control such limited partner or similar interests (collectively, “non-GP Interests”); provided that such non-GP Interests are associated with GP Interests and are owned by the owners of GP Interests or their respective affiliates.

Enterprise GP Holdings will be presumed to want to acquire the equity securities until such time as EPE Holdings advises the EPCO Group, EPGP and DEP GP that it has abandoned the pursuit of such business opportunity.  In the event that the purchase price of the equity securities is reasonably likely to equal or exceed $100.0 million, the decision to decline the acquisition will be made by the chief executive officer of EPE Holdings after consultation with and subject to the approval of the ACG Committee of EPE Holdings.  If the purchase price is reasonably likely to be less than $100.0 million, the chief executive officer of EPE Holdings may make the determination to decline the acquisition without consulting the ACG Committee of EPE Holdings.

In the event that Enterprise GP Holdings abandons the acquisition and so notifies the EPCO Group, EPGP and DEP GP, Enterprise Products Partners will have the second right to pursue such acquisition.  Enterprise Products Partners will be presumed to want to acquire the equity securities until such time as EPGP advises the EPCO Group and DEP GP that Enterprise Products Partners has abandoned the pursuit of such acquisition.  In determining whether or not to pursue the acquisition, Enterprise Products Partners will follow the same procedures applicable to Enterprise GP Holdings, as described above but utilizing EPGP’s chief executive officer and ACG Committee.

In its sole discretion, Enterprise Products Partners may affirmatively direct such acquisition opportunity to Duncan Energy Partners.  In the event this occurs, Duncan Energy Partners may pursue such acquisition.

In the event Enterprise Products Partners abandons the acquisition opportunity for the equity securities and so notifies the EPCO Group and DEP GP, the EPCO Group may pursue the acquisition or offer the opportunity to TEPPCO (including TEPPCO GP) and their controlled affiliates, in either case, without any further obligation to any other party or offer such opportunity to other affiliates.

▪	If any business opportunity not covered by the preceding bullet point (i.e. not involving equity securities) is presented to the EPCO Group, Enterprise Products Partners (including EPGP),

Enterprise GP Holdings (including EPE Holdings), or Duncan Energy Partners (including DEP GP), Enterprise Products Partners will have the first right to pursue such opportunity either for itself or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners. It will be presumed that Enterprise Products Partners will pursue the business opportunity until such time as its general partner advises the EPCO Group, EPE Holdings and DEP GP that it has abandoned the pursuit of such business opportunity.

In the event the purchase price or cost associated with the business opportunity is reasonably likely to equal or exceed $100.0 million, any decision to decline the business opportunity will be made by the chief executive officer of EPGP after consultation with and subject to the approval of the ACG Committee of EPGP.  If the purchase price or cost is reasonably likely to be less than $100.0 million, the chief executive officer of EPGP may make the determination to decline the business opportunity without consulting EPGP’s ACG Committee.

In its sole discretion, Enterprise Products Partners may affirmatively direct such acquisition opportunity to Duncan Energy Partners.  In the event this occurs, Duncan Energy Partners may pursue such acquisition.

In the event that Enterprise Products Partners abandons the business opportunity for itself and Duncan Energy Partners and so notifies the EPCO Group, EPE Holdings and DEP GP, Enterprise GP Holdings will have the second right to pursue such business opportunity.  It will be presumed that Enterprise GP Holdings will pursue such acquisition until such time as its general partner declines such opportunity (in accordance with the procedures described above for Enterprise Products Partners) and advises the EPCO Group that it has abandoned the pursuit of such business opportunity.  Should this occur, the EPCO Group may either pursue the business opportunity or offer the business opportunity to TEPPCO (including TEPPCO GP) and their controlled affiliates without any further obligation to any other party or offer such opportunity to other affiliates.

None of Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners or their respective general partners or the EPCO Group have any obligation to present business opportunities to TEPPCO (including TEPPCO GP) or their controlled affiliates. Likewise, TEPPCO (including TEPPCO GP) and their controlled affiliates have no obligation to present business opportunities to Enterprise Products Partners, Enterprise GP Holdings, Duncan Energy Partners or their respective general partners or the EPCO Group.

The ASA was amended on January 30, 2009 to provide for the cash reimbursement by us and Enterprise GP Holdings to EPCO of distributions of cash or securities, if any, made by EPCO Unit to its Class B limited partners.  The ASA amendment also extended the term under which EPCO provides services to the partnership entities from December 2010 to December 2013 and made other updating and conforming changes.

Employee Partnerships. EPCO formed the Employee Partnerships to serve as an incentive arrangement for key employees of EPCO by providing them a “profits interest” in such partnerships.  Certain EPCO employees who work on behalf of us and EPCO were issued Class B limited partner interests and admitted as Class B limited partners without any capital contribution.  The profits interest awards (i.e., the Class B limited partner interests) in the Employee Partnerships entitles each holder to participate in the appreciation in value of Enterprise Products Partners’ common units, Enterprise GP Holdings’ units, or both. See Note 4 for additional information regarding the Employee Partnerships.

Relationship with TEPPCO

TEPPCO became a related party to us in February 2005 when its general partner was acquired by private company affiliates of EPCO.  Our relationship was further reinforced by the acquisition of TEPPCO’s general partner by Enterprise GP Holdings in May 2007.  Enterprise GP Holdings also owns EPGP.

Jonah Joint Venture with TEPPCO. In August 2006, we became a joint venture partner with TEPPCO in Jonah, which owns the Jonah Gas Gathering System located in the Greater Green River Basin of southwestern Wyoming.  The Jonah Gathering System gathers and transports natural gas produced from the Jonah and Pinedale fields to regional natural gas processing plants and major interstate pipelines that deliver natural gas to end-user markets.

Prior to entering into the Jonah joint venture, we managed the construction of the Phase V expansion and funded the initial construction costs under a letter of intent we entered into in February 2006.  In connection with the joint venture arrangement, we and TEPPCO shared equally in the costs of the Phase V expansion, which increased the capacity of the Jonah Gathering System from 1.5 Bcf/d to 2.4 Bcf/d and significantly reduced system operating pressures, which we anticipate will lead to increased production rates and ultimate reserve recoveries.  The first portion of the expansion, which has increased the system gathering capacity to 2.0 Bcf/d, was completed in July 2007 and the final phase of this expansion was completed in June 2008.  We managed the Phase V construction project.  Currently, the gathering capacity of this system is 2.4 Bcf/d.

Since August 1, 2006, we and TEPPCO have equally shared in the construction costs of the Phase V expansion.  TEPPCO has reimbursed us $306.5 million, which represents 50% of total Phase V costs incurred through December 31, 2008.  We had a receivable of $1.0 million from TEPPCO at December 31, 2008 for Phase V expansion costs.

During the first quarter of 2008, Jonah initiated a separate project to increase gathering capacity on that portion of its system that serves the Pinedale production field.  This new project is expected to increase overall capacity of the Jonah Gas Gathering System by an additional 0.2 Bcf/d.  The total anticipated cost of this new project is $125.0 million, of which we will be responsible for our share of the construction costs.

TEPPCO was entitled to all distributions from the joint venture until specified milestones were achieved, at which point, we became entitled to receive 50% of the incremental cash flow from portions of the system placed in service as part of the expansion.  Since the first phase of this expansion was reached in July 2007, we and TEPPCO have shared earnings based on a formula that takes into account our respective capital contributions, including expenditures by TEPPCO prior to the expansion.

At December 31, 2008, we owned an approximate 19.4% interest in Jonah and TEPPCO owns 80.6%.  We operate the Jonah system.  We account for our investment in the Jonah joint venture using the equity method.

The Jonah joint venture is governed by a management committee comprised of two representatives approved by us and two appointed by TEPPCO, each with equal voting power.  After an in-depth consideration of all relevant factors, this transaction was approved by the ACG Committee of our general partner and the Audit and Conflicts Committee of the general partner of TEPPCO.

We have agreed to indemnify TEPPCO from any and all losses, claims, demands, suits, liabilities, costs and expenses arising out of or related to breaches of our representations, warranties, or covenants related to the Jonah joint venture.  A claim for indemnification cannot be filed until the losses suffered by TEPPCO exceed $1.0 million.  The maximum potential amount of future payments under the indemnity agreement is limited to $100.0 million.  All indemnity payments are net of insurance recoveries that TEPPCO may receive from third-party insurance carriers.  We carry insurance coverage that may offset any payments required under the indemnification.

Texas Offshore Port System Joint Venture. In August 2008, we, together with TEPPCO and Oiltanking, announced the formation of the Texas Offshore Port System, a joint venture to design, construct, operate and own a Texas offshore crude oil port and a related onshore pipeline and storage system that would facilitate delivery of waterborne crude oil to refining centers located along the upper Texas Gulf Coast.  The joint venture’s primary project, referred to as “TOPS,” includes (i) an offshore port (which will be located approximately 36 miles from Freeport, Texas), (ii) an onshore storage facility with approximately 3.9 million barrels of crude oil storage capacity, and (iii) an 85-mile crude oil pipeline system having a transportation capacity of up to 1.8 million barrels per day, that will extend from the offshore port to a storage facility near Texas City, Texas.  The joint venture’s complementary project, referred to as the Port Arthur Crude Oil Express (or “PACE”) will transport crude oil from Texas City, including crude oil from TOPS, and will consist of a 75-mile pipeline and 1.2 million barrels of crude oil storage capacity in the Port Arthur, Texas area.  The timing of the construction and related capital costs of the TOPS and PACE projects will be affected by the expansion plans of Motiva and the acquisition of requisite permits.

                We, TEPPCO and Oiltanking each own, through our respective subsidiaries, a one-third interest in the joint venture.  The aggregate cost of the TOPS and PACE projects is expected to be approximately $1.8 billion (excluding capitalized interest), with the majority of such capital expenditures currently expected to occur in 2010 and 2011.  We and TEPPCO have each guaranteed up to approximately $700.0 million, which includes a contingency amount for potential cost overruns, of the capital contribution obligations of our respective subsidiary partners in the joint venture.  As of December 31, 2008, our investment in the Texas Offshore Port System was $39.9 million.

Relationship with Energy Transfer Equity

Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity and its general partner in May 2007.  As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to our consolidated businesses.

We have a long-term revenue generating contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of Energy Transfer Partners, L.P. (“ETP”).  Titan purchases substantially all of its propane requirements from us.  The contract continues until March 31, 2010 and contains renewal and extension options.  We and Energy Transfer Company (“ETC OLP”) transport natural gas on each other’s systems and share operating expenses on certain pipelines.  ETC OLP also sells natural gas to us.

Relationship with Duncan Energy Partners

Duncan Energy Partners was formed in September 2006 and did not acquire any assets prior to February 5, 2007, which was the date it completed its initial public offering of 14,950,000 common units and acquired controlling interests in certain midstream energy businesses of EPO.  The business purpose of Duncan Energy Partners is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and other affiliates under common control.   Duncan Energy Partners is engaged in the business of transporting and storing NGLs and petrochemical products and gathering, transporting, storing and marketing of natural gas.

At December 31, 2008, Duncan Energy Partners is owned 99.3% by its limited partners and 0.7% by its general partner, DEP GP, which is a wholly owned subsidiary of EPO.  DEP GP is responsible for managing the business and operations of Duncan Energy Partners.  DEP OLP, a wholly owned subsidiary of Duncan Energy Partners, conducts substantially all of Duncan Energy Partners’ business.

At December 31, 2008, EPO owned approximately 74.1% of Duncan Energy Partners’ limited partner interests and 100% of its general partner.

DEP I Midstream Businesses

On February 5, 2007, EPO contributed a 66% controlling equity interest in each of the DEP I Midstream Businesses (defined below) to Duncan Energy Partners in a dropdown of assets (the “DEP I dropdown”).  EPO retained the remaining 34% equity interest in each of the DEP I Midstream Businesses.  The DEP I Midstream Businesses consist of (i) Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”); (ii) Acadian Gas, LLC (“Acadian Gas”); (iii) Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), including its general partner; (iv) Sabine Propylene Pipeline L.P. (“Sabine Propylene’), including its general partner; and (v) South Texas NGL Pipelines, LLC (“South Texas NGL”).

As consideration for controlling equity interests in the DEP I Midstream Businesses and reimbursement for capital expenditures related to these businesses, Duncan Energy Partners distributed to EPO (i) $260.6 million of the $290.5 million of net proceeds from its initial public offering to EPO, (ii) $198.9 million in borrowings under its DEP I Revolving Credit Facility and (iii) a net 5,351,571 common units of Duncan Energy Partners.  See Note 12 for information regarding the debt obligations of Duncan Energy Partners.

DEP II Midstream Businesses

On December 8, 2008, Duncan Energy Partners entered into the DEP II Purchase Agreement with EPO and Enterprise GTM, a wholly owned subsidiary of EPO.  Pursuant to the DEP II Purchase Agreement, DEP OLP acquired 100% of the membership interests in Enterprise III from Enterprise GTM, thereby acquiring a 66% general partner interest in Enterprise GC, a 51% general partner interest in Enterprise Intrastate and a 51% membership interest in Enterprise Texas.  Collectively, we refer to Enterprise GC, Enterprise Intrastate and Enterprise Texas as the “DEP II Midstream Businesses.”  EPO was the sponsor of this second dropdown transaction (the “DEP II dropdown”).  Enterprise GTM retained the remaining limited partner and member interests in the DEP II Midstream Businesses.

As consideration for controlling equity interests in the DEP II Midstream Businesses, EPO received $280.5 million in cash and 37,333,887 Class B limited partner units having a market value of $449.5 million from Duncan Energy Partners.  The Class B limited partner units automatically converted to common units of Duncan Energy Partners on February 1, 2009.  The total value of the consideration provided to EPO and Enterprise GTM was $730.0 million.  The cash portion of the consideration provided by Duncan Energy Partners in this dropdown transaction was derived from borrowings under the DEP II Term Loan Agreement.  See Note 12 for information regarding the debt obligations of Duncan Energy Partners.

Generally, the DEP II dropdown transaction documents provide that to the extent that the DEP II Midstream Businesses generate cash sufficient to pay distributions to their partners or members, such cash will be distributed to Enterprise III (a wholly owned by Duncan Energy Partners) and Enterprise GTM (our wholly owned subsidiary) in an amount sufficient to generate an aggregate annualized return on their respective investments of 11.85%.  Distributions in excess of this amount will be distributed 98% to Enterprise GTM and 2% to Enterprise III.   The initial annual fixed return amount of 11.85% will be increased by 2% each calendar year beginning January 1, 2010. For example, the fixed return in 2010, assuming no other adjustments, would be 102% of 11.85%, or 12.087%.

Duncan Energy Partners paid a pro rated cash distribution of $0.1115 per unit on the Class B units with respect to the fourth quarter of 2008.

The borrowings of Duncan Energy Partners are presented as part of our consolidated debt; however, we do not have any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

We may contribute other equity interests in our subsidiaries to Duncan Energy Partners and use the proceeds we receive from Duncan Energy Partners to fund our capital spending program.

Omnibus Agreement

On December 8, 2008, we entered into an amended and restated Omnibus Agreement with Duncan Energy Partners.  The key provisions of this agreement are summarized as follows:

▪
indemnification for certain environmental liabilities, tax liabilities and right-of-way defects with respect to the DEP I and DEP II Midstream Businesses we contributed to Duncan Energy Partners  in connection with the respective dropdown transactions;

▪
funding by EPO of 100% of post-February 5, 2007 capital expenditures incurred by South Texas NGL and Mont Belvieu Caverns with respect to certain expansion projects under construction at the time of Duncan Energy Partners’ initial public offering;

▪	funding by EPO of 100% of post-December 8, 2008 capital expenditures (estimated at $1.4 million) to complete the Sherman Extension natural gas pipeline;

▪
a right of first refusal to EPO in our current and future subsidiaries and a right of first refusal on the material assets of such subsidiaries, other than sales of inventory and other assets in the ordinary course of business; and

▪	a preemptive right with respect to equity securities issued by certain of our subsidiaries, other than as consideration in an acquisition or in connection with a loan or debt financing.

We and Duncan Energy Partners have also agreed to negotiate in good faith any necessary amendments to the partnership or company agreements of the DEP II Midstream Businesses when either party believes that business circumstances have changed.

EPGP’s ACG Committee must approve amendments to the Omnibus Agreement when such amendments would adversely affect Enterprise Products Partners’ unitholders.

EPO has indemnified Duncan Energy Partners against certain environmental liabilities, tax liabilities and right-of-way defects associated with the assets EPO contributed to Duncan Energy Partners  in connection with the DEP I and DEP II dropdown transactions.  These liabilities include both known and unknown environmental and related liabilities.  These indemnifications terminate on February 5, 2010.  There is an aggregate cap of $15.0 million on the amount of indemnity coverage, and Duncan Energy Partners is not entitled to indemnification until the aggregate amount of claims it incurs exceeds $250 thousand.  Environmental liabilities resulting from a change of law after February 5, 2007 are excluded from the indemnity.  In addition, EPO has indemnified Duncan Energy Partners for liabilities related to:

▪
certain defects in the easement rights or fee ownership interests in and to the lands on which any assets contributed to Duncan Energy Partners in connection with its initial public offering are located and failure to obtain certain consents and permits necessary to conduct its business that arise through February 5, 2010; and

▪	certain income tax liabilities attributable to the operation of the assets contributed to Duncan Energy Partners in connection with its initial public offering prior to February 5, 2007.

The Omnibus Agreement may not be amended without the prior approval of the ACG Committee if the proposed amendment will, in the reasonable discretion of DEP GP, adversely affect holders of its common units.

Neither we, nor EPO and any of its affiliates are restricted under the Omnibus Agreement from competing with Duncan Energy Partners.  Except as otherwise expressly agreed in the ASA, EPO and any of its affiliates may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer Duncan Energy Partners the opportunity to purchase or construct those assets.  These agreements are in addition to other agreements relating to business opportunities and potential conflicts of interest set forth in the ASA with EPO, EPCO and other affiliates of EPCO.

Under the Omnibus Agreement, EPO agreed to make additional contributions to Duncan Energy Partners as reimbursement for Duncan Energy Partners’ 66% share of any excess construction costs above the (i) $28.6 million of estimated capital expenditures to complete Phase II expansions of the DEP South Texas NGL Pipeline System and (ii) $14.1 million of estimated construction costs for additional brine production capacity and above-ground storage reservoir projects at Mont Belvieu, Texas.  Both projects were underway at the time of Duncan Energy Partners’ initial public offering.  EPO made cash contributions to Duncan Energy Partners of $32.5 million in connection with the Omnibus Agreement during the year ended December 31, 2008.  The majority of these contributions related to funding the Phase II expansion costs of the DEP South Texas NGL Pipeline System.  EPO will not receive an increased allocation of earnings or cash flows as a result of these contributions to South Texas NGL and Mont Belvieu Caverns.

Mont Belvieu Caverns’ LLC Agreement

The Mont Belvieu Caverns’ LLC Agreement (the “Caverns LLC Agreement”) states that if Duncan Energy Partners elects to not participate in certain projects of Mont Belvieu Caverns, then EPO is responsible for funding 100% of such projects.  To the extent such non-participated projects generate identifiable incremental cash flows for Mont Belvieu Caverns in the future, the earnings and cash flows of Mont Belvieu Caverns will be adjusted to allocate such incremental amounts to EPO by special allocation or otherwise.  Under the terms of the Caverns LLC Agreement, Duncan Energy Partners may elect to acquire a 66% share of these projects from EPO within 90 days of such projects being placed in service.

EPO made cash contributions of $99.5 million under the Caverns LLC Agreement during the year ended December 31, 2008 to fund 100% of certain storage-related projects for the benefit of EPO’s NGL marketing activities.  At present, Mont Belvieu Caverns is not expected to generate any identifiable incremental cash flows in connection with these projects; thus, the sharing ratio for Mont Belvieu Caverns is not expected to change from the current sharing ratio of 66% for Duncan Energy Partners and 34% for EPO.  EPO expects to make additional contributions of approximately $27.5 million to fund such projects in 2009.  The constructed assets will be the property of Mont Belvieu Caverns.

In November 2008, the Caverns LLC Agreement was amended to provide that EPO would prospectively receive a special allocation of 100% of the depreciation related to projects that it has fully funded.

The Caverns LLC Agreement also requires the allocation to EPO of operational measurement gains and losses.  Operational measurement gains and losses are created when product is moved between storage wells and are attributable to pipeline and well connection measurement variances.

Company and Limited Partnership Agreements – DEP II Midstream Businesses

On December 8, 2007, the DEP II Midstream Businesses amended and restated their governing documents in connection with the DEP II dropdown transaction.  Collectively, these amended and restated agreements provide for the following:

▪
the acquisition by Enterprise III (a wholly owned subsidiary of Duncan Energy Partners) from Enterprise GTM (our wholly owned subsidiary) of a 66% general partner interest in Enterprise GC, a 51% general partner interest in Enterprise Intrastate and a 51% member interest in Enterprise Texas;

▪
the payment of distributions in accordance with an overall “waterfall” approach that stipulates that to the extent that the DEP II Midstream Businesses collectively generate cash sufficient to pay distributions to their partners or members, such cash will be distributed first to Enterprise III (based on an initial defined investment of $730.0 million, the “Enterprise III Distribution Base”) and then to Enterprise GTM (based on an initial defined investment of $452.1 million, the “Enterprise GTM Distribution Base”) in amounts sufficient to generate an aggregate annualized fixed return on their respective investments of 11.85%.  Distributions in excess of these amounts will be distributed 98% to Enterprise GTM and 2% to Enterprise III.  The initial annual fixed return amount of 11.85% will be increased by 2% each calendar year beginning January 1, 2010. For example, the fixed return in 2010, assuming no other adjustments, would be 102% of 11.85%, or 12.087%;

▪	the funding of operating cash flow deficits in accordance with each owner’s respective partner or member interest; and

▪
the election by either owner to fund cash calls associated with expansion capital projects.  Since December 8, 2008, Enterprise III has elected to not participate in such cash calls and, as a result, Enterprise GTM has funded 100% of the expansion project costs of the DEP II Midstream Businesses.  If Enterprise III later elects to participate in an expansion projects, then Enterprise III will be required to make a capital contribution for its share of the project costs.

Any capital contributions to fund expansion projects made by either Enterprise III or Enterprise GTM will increase such partner’s Distribution Base (and hence future priority return amounts) under the Company Agreement of Enterprise Texas.  As noted, Enterprise III has declined participation in expansion project spending since December 8, 2008. As a result, Enterprise GTM has funded 100% of such growth capital spending and its Distribution Base has increased from $452.1 million at December 8, 2008 to $473.4 million at December 31, 2008.  The Enterprise III Distribution Base was unchanged at $730.0 million at December 31, 2008.

Relationships with Unconsolidated Affiliates

Many of our unconsolidated affiliates perform supporting or complementary roles to our other business operations.  See Note 9 for a discussion of this alignment of commercial interests.  Since we and our affiliates hold ownership interests in these entities and directly or indirectly benefit from our related party transactions with such entities, they are presented here.

The following information summarizes significant related party transactions with our current unconsolidated affiliates:

▪
We sell natural gas to Evangeline, which, in turn, uses the natural gas to satisfy supply commitments it has with a major Louisiana utility.  In addition, Duncan Energy Partners furnished $1.0 million in letters of credit on behalf of Evangeline at December 31, 2008.

▪	We pay Promix for the transportation, storage and fractionation of NGLs. In addition, we sell natural gas to Promix for its plant fuel requirements.

▪	We pay Jonah for natural gas purchases from its gathering system.

▪	We perform management services for certain of our unconsolidated affiliates.

Note 16.  Income Taxes

Our income taxes relates primarily to federal and state income taxes of Seminole and Dixie, our two largest corporations subject to such income taxes.  In addition, with the amendment of the Texas Franchise Tax in 2006, we have become a taxable entity in the state of Texas.

Significant components of deferred tax assets and deferred tax liabilities as of December 31, 2008 are as follows:

Deferred tax assets:
Net operating loss carryovers	$26,311
Property, plant and equipment	753
Credit carryover	26
Charitable contribution carryover	20
Employee benefit plans	2,631
Deferred revenue	964
Reserve for legal fees and damages	289
Equity investment in partnerships	596
AROs	76
Accruals	898
Total deferred tax assets	32,564
Valuation allowance	(3,932)
Net deferred tax assets	28,632
Deferred tax liabilities:
Property, plant and equipment	92,899
Other	43
Total deferred tax liabilities	92,942
Total net deferred tax liabilities	$(64,310)

Current portion of total net deferred tax assets	$1,395
Long-term portion of total net deferred tax liabilities	$(65,705)

We had net operating loss carryovers of $26.3 million at December 31, 2008.  These losses expire in various years between 2009 and 2028 and are subject to limitations on their utilization.  We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized.  The valuation allowance was $3.9 million at December 31, 2008 and serves to reduce the recognized tax benefit associated with carryovers of our corporate entities to an amount that will, more likely than not, be realized.

We have deferred tax liabilities on property plant and equipment of $92.9 million at December 31, 2008.  The 2008 balance is comprised primarily of $45.1 million related to the difference in book and tax basis of property, plant and equipment resulting from the acquisition of the remaining equity interest of Dixie Pipeline.  See Note 10 for additional information.

On May 18, 2006, the State of Texas enacted House Bill 3 which revised the pre-existing state franchise tax.  In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax, including previously non-taxable entities such as limited liability companies, limited partnerships and limited liability partnerships.  The tax is assessed on Texas sourced taxable margin which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits.

Although the bill states that the Revised Texas Franchise Tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses.  Due to the enactment of the Revised Texas Franchise Tax, we recorded a net deferred tax liability of $0.9 million during the year ended December 31, 2008.

Note 17.  Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as a defendant in litigation relating to our normal business activities, including regulatory and environmental matters.  Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities.  We are unaware of any significant litigation, pending or threatened, that could have a significant adverse effect on our financial position.

On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates.  Mr. Brinkerhoff filed an amended complaint on July 12, 2007. The amended complaint names as defendants (i) TEPPCO, its current and certain former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO.; and (iv) Dan L. Duncan.

The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into certain transactions that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO.  These transactions are alleged to include: (i) the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006; (ii) the sale by TEPPCO of its Pioneer natural gas processing plant to Enterprise Products Partners in March 2006; and (iii) certain amendments to TEPPCO’s partnership agreement, including a reduction in the maximum tier of TEPPCO’s IDRs in exchange for TEPPCO common units.  The amended complaint seeks (i) rescission of the amendments to TEPPCO’s partnership agreement; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. We believe this lawsuit is without merit and intend to vigorously defend against it.  See Note 15 for additional information regarding our relationship with TEPPCO.

On February 14, 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the U.S. Department of Justice (“DOJ”) related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”) and a previous release of ammonia on September 27, 2004 from the same pipeline. EPO was the operator of this pipeline until July 1, 2008. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents.  Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate.  EPO is cooperating with the DOJ and is hopeful that an expeditious resolution of this civil matter acceptable to all parties will be reached in the near future.  Magellan has agreed to indemnify EPO for the civil matter.  At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on our consolidated financial position.

On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas.  The pipeline has been repaired and environmental remediation tasks related to this incident have been completed.  At this time, we do not believe that this incident will have a material impact on our consolidated financial position.

Several lawsuits have been filed by municipalities and other water suppliers against a number of manufacturers of reformulated gasoline containing methyl tertiary butyl ether (“MTBE”).  In general, such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against our subsidiary that owns an octane-additive production facility.  It is possible, however, that former MTBE manufacturers such as our subsidiary could ultimately be added as defendants in such lawsuits or in new lawsuits.

The Attorney General of Colorado on behalf of the Colorado Department of Public Health and Environment filed suit against us and others on April 15, 2008 in connection with the construction of a pipeline near Parachute, Colorado.  The State sought a temporary restraining order and an injunction to halt construction activities since it alleged that the defendants failed to install measures to minimize damage to the environment and to follow requirements for the pipeline’s stormwater permit and appropriate stormwater plan.  The State’s complaint also seeks penalties for the above alleged failures.   Defendants and the State agreed to certain stipulations that, among other things, require us to install specified environmental protection measures in the disturbed pipeline right-of-way to comply with regulations.  We have complied with the stipulations and the State has dismissed the portions of the complaint seeking the temporary restraining order and injunction. The State has not yet assessed penalties and we are unable to predict the amount of penalties that may be assessed. At this time, we do not believe that this incident will have a material impact on our consolidated financial position.

In January 2009, the State of New Mexico filed suit in District Court in Santa Fe County, New Mexico, under the New Mexico Air Quality Control Act.  The lawsuit arose out of a February 27, 2008 Notice Of Violation issued to Marathon as operator of the Indian Basin natural gas processing facility located in Eddy County, New Mexico.  We own a 40% undivided interest in the assets comprising the Indian Basin facility.  The State alleges violations of its air laws, and Marathon believes there has been no adverse impact to public health or the environment, having implemented voluntary emission reduction measures over the years.  The State seeks penalties above $100,000.  Marathon continues to work with the State to determine if resolution of the case is possible.

Contractual Obligations

The following table summarizes our various contractual obligations at December 31, 2008.  A description of each type of contractual obligation follows:

	Payment or Settlement due by Period
Contractual Obligations	Total	2009	2010	2011	2012	2013	Thereafter
Scheduled maturities of long-term debt	$9,046,046	$--	$554,000	$934,250	$1,517,596	$750,000	$5,290,200
Estimated cash payments for interest	$9,351,928	$544,658	$522,633	$471,253	$451,450	$369,673	$6,992,261
Operating lease obligations	$331,419	$32,299	$27,541	$27,831	$27,066	$24,481	$192,201
Purchase obligations:
Product purchase commitments:
Estimated payment obligations:
Natural gas	$5,225,141	$323,309	$515,102	$635,000	$660,626	$487,984	$2,603,120
NGLs	$1,923,792	$969,870	$136,422	$136,250	$136,250	$136,250	$408,750
Petrochemicals	$1,746,138	$685,643	$376,636	$247,757	$181,650	$86,768	$167,684
Other	$37,455	$19,202	$3,459	$3,322	$3,051	$2,919	$5,502
Underlying major volume commitments:
Natural gas (in BBtus)	981,955	56,650	93,150	115,925	120,780	93,950	501,500
NGLs (in MBbls)	56,622	23,576	4,726	4,720	4,720	4,720	14,160
Petrochemicals (in MBbls)	67,696	24,949	13,420	10,428	7,906	3,759	7,234
Service payment commitments	$529,402	$52,614	$50,902	$49,501	$47,025	$46,142	$283,218
Capital expenditure commitments	$521,262	$521,262	$--	$--	$--	$--	$--

Scheduled Maturities of Long-Term Debt.  We have long-term and short-term payment obligations under debt agreements such as the indentures governing EPO’s senior notes and the credit agreement governing EPO’s Multi-Year Revolving Credit Facility.  Amounts shown in the preceding table represent our scheduled future maturities of debt principal for the periods indicated.  See Note 12 for additional information regarding our consolidated debt obligations.

Operating Lease Obligations.  We lease certain property, plant and equipment under noncancelable and cancelable operating leases.  Amounts shown in the preceding table represent minimum cash lease payment obligations under our operating leases with terms in excess of one year.

Our significant lease agreements involve (i) the lease of underground caverns for the storage of natural gas and NGLs, (ii) leased office space with an affiliate of EPCO, (iii) a railcar unloading terminal in

Mont Belvieu, Texas and (iv) land held pursuant to right-of-way agreements.  In general, our material lease agreements have original terms that range from two to 28 years and include renewal options that could extend the agreements for up to an additional 20 years.

Lease expense is charged to operating costs and expenses on a straight line basis over the period of expected economic benefit.  Contingent rental payments are expensed as incurred.  We are generally required to perform routine maintenance on the underlying leased assets.  In addition, certain leases give us the option to make leasehold improvements.  Maintenance and repairs of leased assets resulting from our operations are charged to expense as incurred.  We did not make any significant leasehold improvements during the year ended December 31, 2008.

The operating lease commitments shown in the preceding table exclude the non-cash, related party expense associated with retained leases contributed to us by EPCO at our formation.  EPCO remains liable for the actual cash lease payments associated with these agreements, which it accounts for as operating leases.  At December 31, 2008, the retained leases were for approximately 100 railcars.  EPCO’s minimum future rental payments under these leases are $0.7 million for each of the years 2009 through 2015 and $0.3 million for 2016.  We record the full value of these payments made by EPCO on our behalf as a non-cash related party operating lease expense, with the offset to partners’ equity accounted for as a general contribution to our partnership.

The retained lease agreements contain lessee purchase options, which are at prices that approximate fair value of the underlying leased assets.  EPCO has assigned these purchase options to us.    We have exercised our election under the retained leases to purchase a cogeneration unit in December 2008 for $2.3 million.  Should we decide to exercise the purchase option associated with the remaining agreement, we would pay the original lessor $3.1 million in June 2016.

Purchase Obligations.  We define a purchase obligation as an agreement to purchase goods or services that is enforceable and legally binding (unconditional) on us that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions.  We have classified our unconditional purchase obligations into the following categories:

▪
We have long and short-term product purchase obligations for NGLs, certain petrochemicals and natural gas with third-party suppliers.  The prices that we are obligated to pay under these contracts approximate market prices at the time we take delivery of the volumes.  The preceding table shows our volume commitments and estimated payment obligations under these contracts for the periods indicated.  Our estimated future payment obligations are based on the contractual price under each contract for purchases made at December 31, 2008 applied to all future volume commitments.  Actual future payment obligations may vary depending on market prices at the time of delivery.  At December 31, 2008, we do not have any significant product purchase commitments with fixed or minimum pricing provisions with remaining terms in excess of one year.

▪
We have long and short-term commitments to pay third-party providers for services such as equipment maintenance agreements.  Our contractual payment obligations vary by contract.  The preceding table shows our future payment obligations under these service contracts.

▪
We have short-term payment obligations relating to our capital projects and those of our unconsolidated affiliates.  These commitments represent unconditional payment obligations to vendors for services rendered or products purchased.  The preceding table presents our share of such commitments for the periods indicated.

Commitments under equity compensation plans of EPCO

In accordance with our agreements with EPCO, we reimburse EPCO for our share of its compensation expense associated with certain employees who perform management, administrative and operating functions for us (see Note 15).  This includes costs associated with unit option awards granted to these employees to purchase Enterprise Products Partners’ common units.  At December 31, 2008, there were 2,168,500 and 795,000 unit options outstanding under the EPCO 1998 Plan and EPD 2008 LTIP, respectively, for which we were responsible for reimbursing EPCO for the costs of such awards.

The weighted-average strike price of unit option awards outstanding at December 31, 2008 was $26.32 and $30.93 per common unit under the EPCO 1998 Plan and EPD 2008 LTIP, respectively.  At December 31, 2008, 548,500 of these unit options were exercisable under the EPCO 1998 Plan.  An additional 365,000, 480,000 and 775,000 of these unit options will be exercisable in 2009, 2010 and 2012, respectively under the EPCO 1998 Plan.  The 795,000 unit options outstanding under the EPD 2008 LTIP will become exercisable in 2013.  As these options are exercised, we will reimburse EPCO in the form of a special cash distribution for the difference between the strike price paid by the employee and the actual purchase price paid for the units awarded to the employee.  See Note 4 for additional information regarding our accounting for equity awards.

Other Claims

As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally have claims made against us as a result of disputes related to contractual agreements or similar arrangements.  As of December 31, 2008, claims against us totaled approximately $15.4 million.  These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated.  However, in our opinion, the likelihood of a material adverse outcome related to disputes against us is remote.  Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our Consolidated Balance Sheet.

Other Commitments

We transport and store natural gas, NGLs and petrochemicals for third parties under various processing, storage, transportation and similar agreements.  These volumes are (i) accrued as product payables on our Consolidated Balance Sheet, (ii) in transit for delivery to our customers or (iii) held at our storage facilities for redelivery to our customers.  We are insured against any physical loss of such volumes due to catastrophic events.  Under the terms of our natural gas, NGL and petrochemical storage agreements, we are generally required to redeliver volumes to the owner on demand.  At December 31, 2008, NGL and petrochemical products aggregating 29.6 million barrels were due to be redelivered to their owners along with 18.5 BBtus of natural gas.  See Note 2 for more information regarding accrued product payables.

Note 18.   Significant Risks and Uncertainties

Nature of Operations in Midstream Energy Industry

Our operations are within the midstream energy industry, which includes gathering, transporting, processing, fractionating and storing natural gas, NGLs, certain petrochemicals and crude oil.  As such, our financial condition, results of operations and cash flows may be affected by changes in the commodity prices of these hydrocarbon products, including changes in the relative price levels among these products.  In general, the prices of natural gas, NGLs, crude oil and other hydrocarbon products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of hydrocarbon products transported, gathered or processed at our facilities.  A material decrease in natural gas or crude oil production or crude oil refining for reasons such as depressed commodity prices or a decrease in exploration and development activities, could result in a decline in the volume of natural gas, NGLs and crude oil handled by our facilities.

A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made using NGLs, (iii) increased competition from petroleum-based products due to pricing differences, (iv) adverse weather conditions, (v) government regulations affecting energy commodity prices, production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could  adversely affect our financial position.

Credit Risk due to Industry Concentrations

A substantial portion of our revenues are derived from companies in the domestic natural gas, NGL and petrochemical industries.  This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other conditions.  We generally do not require collateral for our accounts receivable; however, we do attempt to negotiate offset, prepayment, or automatic debit agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.

Our revenues are derived from a wide customer base.  During 2008 our largest customer was LBI and its affiliates.  On January 6, 2009, LBI announced that its U.S. operations had voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code.  At the time of the bankruptcy filing, we had approximately $17.3 million of credit exposure to LBI, which was reduced to approximately $10.0 million through remedies provided under certain pipeline tariffs.  In addition, we are seeking to have LBI accept certain contracts and have filed claims pursuant to current Bankruptcy Court Orders that we expect will allow us to recover the majority of the remaining credit exposure.

Counterparty Risk with Respect to Financial Instruments

In those situations where we are exposed to credit risk in our financial instrument transactions, we analyze the counterparty’s financial condition prior to entering into an agreement, establish credit and/or margin limits and monitor the appropriateness of these limits on an ongoing basis.  Generally, we do not require collateral nor do we anticipate nonperformance by our counterparties.

Weather-Related Risks

We participate as a named insured in EPCO’s insurance program, which provides us with property damage, business interruption and other coverages, the scope and amounts of which are customary and sufficient for the nature and extent of our operations.  While we believe EPCO maintains adequate insurance coverage on our behalf, insurance will not cover every type of damage or interruption that might occur.  If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our consolidated financial position.  In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient to reimburse us for our repair costs or lost income. Any event that interrupts the revenues generated by our consolidated operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to pay distributions to our partners and, accordingly, adversely affect the market price of Enterprise Products Partners’ common units.

For windstorm events such as hurricanes and tropical storms, EPCO’s deductible for onshore physical damage is $10.0 million per storm.   For offshore assets, the windstorm deductible is $10.0 million per storm plus a one-time $15.0 million aggregate deductible per policy period.  For non-windstorm events, EPCO’s deductible for onshore and offshore physical damage is $5.0 million per occurrence.  In meeting the deductible amounts, property damage costs are aggregated for EPCO and its affiliates, including us.

Accordingly, our exposure with respect to the deductibles may be equal to or less than the stated amounts depending on whether other EPCO or affiliate assets are also affected by an event.

To qualify for business interruption coverage in connection with a windstorm event, covered assets must be out-of-service in excess of 60 days for onshore assets and 75 days for offshore assets.   To qualify for business interruption coverage in connection with a non-windstorm event, covered onshore and offshore assets must be out-of-service in excess of 60 days.

The following is a discussion of the general status of our insurance claims related to recent significant storm events. To the extent we include any estimate or range of estimates regarding the dollar value of damages, please be aware that a change in our estimates may occur as additional information becomes available.

Hurricane Ivan insurance claims.   During the year ended December 31, 2008, we did not receive any reimbursements from insurance carriers related to property damage claims associated with this storm.  We have submitted business interruption insurance claims for our estimated losses caused by Hurricane Ivan, which struck the eastern U.S. Gulf Coast region in September 2004.  During the year ended December 31, 2008, we did not receive any proceeds from these claims. We are continuing our efforts to collect residual balances from this storm.

Hurricanes Katrina and Rita insurance claims.  Hurricanes Katrina and Rita, both significant storms, affected certain of our Gulf Coast assets in August and September of 2005, respectively.  With respect to these storms, we have $30.5 million of estimated property damage claims outstanding at December 31, 2008, that we believe are probable of collection during the period 2009.  We continue to pursue collection of our property damage claims related to these named storms.  As of December 31, 2008, we had received all proceeds from our business interruption claims related to these storm events.

Hurricanes Gustav and Ike insurance claims. In the third quarter of 2008, our onshore and offshore facilities located along the Gulf Coast of Texas and Louisiana were adversely impacted by Hurricanes Gustav and Ike.   The disruptions in natural gas, NGL and crude oil production caused by these storms resulted in decreased volumes for some of our pipeline systems, natural gas processing plants, NGL fractionators and offshore platforms, which, in turn, caused a decrease in gross operating margin from these operations.  We expect to file property damage insurance claims to the extent repair costs exceed deductible amounts.  Due to the recent nature of these storms, we are still evaluating the total cost of repairs and the potential for business interruption claims on certain assets.

Proceeds from Business Interruption and Property Damage Claims

The following table summarizes proceeds we received during the year ended December 31, 2008 from business interruption and property damage insurance claims with respect to certain named storms:

Business interruption proceeds:
Hurricane Katrina	$501
Hurricane Rita	662
Total proceeds	1,163
Property damage proceeds:
Hurricane Katrina	9,404
Hurricane Rita	2,678
Total proceeds	12,082
Total	$13,245

At December 31, 2008, we have $39.0 million of estimated property damage claims outstanding related to these storms that we believe are probable of collection through 2009.  In February 2009, we collected $20.8 million of the amounts outstanding.  To the extent we estimate the dollar value of such damages, please be aware that a change in our estimates may occur as additional information becomes available.

During 2008, we collected $0.2 million of business interruption proceeds that were not related to storm events.